Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Electronic Data Systems Corporation:

We have audited the accompanying consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Data Systems Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, during 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. In 2002, the Company fully adopted the provisions of SFAS No. 142, as required for goodwill and intangible assets resulting from business combinations consummated before July 1, 2001. In 2003, the Company adopted the provisions of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, and SFAS No. 143, Accounting for Asset Retirement Obligations.

KPMG LLP

Dallas, Texas

February 3, 2004, except as to Note 20, which is as of March 13, 2004

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Years Ended December 31,
	2003	2002	2001
Revenues	$20,583	$20,500	$20,297

Costs and expenses
Cost of revenues	19,064	17,199	16,590
Selling, general and administrative	1,605	1,568	1,623
Restructuring and other	191	(3)	(17)

Total costs and expenses	20,860	18,764	18,196

Operating income (loss)	(277)	1,736	2,101
Other income (expense)
Interest expense and other, net	(266)	(343)	(205)
Reclassification of investment gain from equity	—	—	315

Total other income (expense)	(266)	(343)	110

Income (loss) from continuing operations before income taxes	(543)	1,393	2,211
Provision (benefit) for income taxes	(186)	479	784

Income (loss) from continuing operations	(357)	914	1,427
Income (loss) from discontinued operations, net of income taxes (including net gain (loss) on sale of $(9) in 2003 and $87 in 2002, net of income taxes)	91	202	(40)

Income before cumulative effect of changes in accounting principles	(266)	1,116	1,387
Cumulative effect on prior years of changes in accounting principles, net of income taxes	(1,432)	—	(24)

Net income (loss)	$(1,698)	$1,116	$1,363

Basic earnings per share of common stock
Income (loss) from continuing operations	$(0.75)	$1.91	$3.04
Income (loss) from discontinued operations	0.19	0.42	(0.09)
Cumulative effect on prior years of changes in accounting principles	(2.99)	—	(0.05)

Net income (loss)	$(3.55)	$2.33	$2.90

Diluted earnings per share of common stock
Income (loss) from continuing operations	$(0.75)	$1.87	$2.94
Income (loss) from discontinued operations	0.19	0.41	(0.08)
Cumulative effect on prior years of changes in accounting principles	(2.99)	—	(0.05)

Net income (loss)	$(3.55)	$2.28	$2.81

See accompanying notes to consolidated financial statements.

As discussed in Note 1, the Company adopted EITF 00-21 during 2003 on a cumulative basis as of January 1, 2003 resulting in a change in the Company’s method of recognizing revenue on long-term contracts. Pro forma amounts, assuming the new method of accounting for revenue recognition on long-term contracts were applied retroactively, are presented in Note 1.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	December 31,
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$2,197	$1,642
Marketable securities	116	248
Accounts receivable, net (including pledged receivables of $406 in 2002)	3,101	6,179
Prepaids and other	1,055	919
Deferred income taxes	108	—
Assets held for sale	1,539	281

Total current assets	8,116	9,269
Property and equipment, net	2,818	2,972
Deferred contract costs, net	870	—
Investments and other assets	1,051	1,098
Goodwill	3,472	3,109
Other intangible assets, net	1,231	1,187
Deferred income taxes	722	—
Assets held for sale	—	1,245

Total assets	$18,280	$18,880

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$572	$688
Accrued liabilities	3,244	2,856
Deferred revenue	1,079	742
Income taxes	50	384
Current portion of long-term debt and secured A/R facility	2,275	1,239
Liabilities held for sale	262	210

Total current liabilities	7,482	6,119
Deferred income taxes	—	61
Pension benefit liability	1,116	1,113
Long-term debt, less current portion	3,488	4,148
Minority interests and other long-term liabilities	480	417
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value; authorized 200,000,000 shares; none issued	—	—
Common stock, $.01 par value; authorized 2,000,000,000 shares; 495,604,217 shares issued at December 31, 2003 and 2002	5	5
Additional paid-in capital	917	901
Retained earnings	5,812	7,951
Accumulated other comprehensive loss	(131)	(689)
Treasury stock, at cost, 14,999,431 and 18,731,311 shares at December 31, 2003 and 2002, respectively	(889)	(1,146)

Total shareholders’ equity	5,714	7,022

Total liabilities and shareholders’ equity	$18,280	$18,880

See accompanying notes to consolidated financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(in millions)

					Other Compre- hensive Loss
	Common Stock		Additional Paid-In Capital			Treasury Stock		Share- holders’ Equity
	Shares Issued	Amount		Retained Earnings		Shares Held	Amount
Balance at December 31, 2000	493	$5	$949	$6,042	$(238)	28	$(1,619)	$5,139

Comprehensive income:
Net income	—	—	—	1,363	—	—	—	1,363
Currency translation adjustment	—	—	—	—	(98)	—	—	(98)
Unrealized losses on securities, net of tax effect of $(1), and reclassification adjustment	—	—	—	—	(239)	—	—	(239)
Change in minimum pension liability, net of tax effect of $8	—	—	—	—	15	—	—	15

Total comprehensive income								1,041
Dividends declared	—	—	—	(283)	—	—	—	(283)
Issuance of stock purchase contracts (Notes 1 and 8)	—	—	(118)	—	—	—	—	(118)
Stock issued for acquisition (Note 16)	3	—	134	—	—	1	(85)	49
Stock award transactions	—	—	(3)	—	—	(11)	621	618

Balance at December 31, 2001	496	$5	$962	$7,122	$(560)	18	$(1,083)	$6,446

Comprehensive income:
Net income	—	—	—	1,116	—	—	—	1,116
Currency translation adjustment	—	—	—	—	288	—	—	288
Unrealized gains on securities, net of tax effect of $1, and reclassification adjustment	—	—	—	—	6	—	—	6
Change in minimum pension liability, net of tax effect of $217	—	—	—	—	(423)	—	—	(423)

Total comprehensive income								987
Dividends declared	—	—	—	(287)	—	—	—	(287)
Stock issued for acquisition	—	—	—	—	—	(1)	85	85
Issuance of stock purchase contracts (Note 1)	—	—	11	—	—	—	—	11
Stock award transactions	—	—	(72)	—	—	(3)	232	160
Purchase of treasury shares	—	—	—	—	—	5	(380)	(380)

Balance at December 31, 2002	496	$5	$901	$7,951	$(689)	19	$(1,146)	$7,022

Comprehensive loss:
Net loss	—	—	—	(1,698)	—	—	—	(1,698)
Currency translation adjustment	—	—	—	—	466	—	—	466
Unrealized losses on securities, net of tax effect of $(1), and reclassification adjustment	—	—	—	—	(3)	—	—	(3)
Change in minimum pension liability, net of tax effect of $57	—	—	—	—	95	—	—	95

Total comprehensive loss								(1,140)
Dividends declared	—	—	—	(287)	—	—	—	(287)
Stock award transactions	—	—	16	(154)	—	(4)	257	119

Balance at December 31, 2003	496	$5	$917	$5,812	$(131)	15	$(889)	$5,714

See accompanying notes to consolidated financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2003	2002	2001
Cash Flows from Operating Activities
Net income (loss)	$(1,698)	$1,116	$1,363

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization and deferred cost charges	2,529	1,443	1,482
Deferred compensation	62	59	98
Cumulative effect on prior years of changes in accounting principles	1,432	—	24
Intangible and fixed asset write-downs	36	38	91
Other (including net gain (loss) on sale of discontinued operations of $(9) in 2003 and $87 in 2002)	(135)	(64)	(364)
Changes in operating assets and liabilities, net of effects of acquired companies:
Accounts receivable	440	(679)	(882)
Prepaids and other	(180)	(216)	202
Deferred contract costs	(540)	—	—
Accounts payable and accrued liabilities	31	56	(481)
Deferred revenue	(116)	210	(138)
Income taxes	(475)	283	327

Total adjustments	3,084	1,130	359

Net cash provided by operating activities	1,386	2,246	1,722

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	548	60	58
Proceeds from investments and other assets	800	217	237
Proceeds from divested assets	224	301	26
Payments for purchases of property and equipment	(703)	(973)	(1,285)
Payments for investments and other assets	(664)	(175)	(201)
Payments related to acquisitions, net of cash acquired	11	(107)	(2,089)
Payments for purchases of software and other intangibles	(494)	(367)	(294)
Payments for purchases of marketable securities	(447)	(20)	(58)
Other	25	67	18

Net cash used in investing activities	(700)	(997)	(3,588)

Cash Flows from Financing Activities
Proceeds from long-term debt and secured A/R facility	1,869	461	3,211
Payments on long-term debt and secured A/R facility	(1,312)	(151)	(418)
Net increase (decrease) in borrowings with original maturities less than 90 days	(235)	147	(700)
Capital lease payments	(120)	(30)	(7)
Payments for redeemable stock of subsidiary	—	—	(163)
Purchase of treasury shares	—	(380)	—
Employee stock transactions	47	89	417
Dividends paid	(287)	(287)	(283)
Other	(33)	(15)	7

Net cash provided by (used in) financing activities	(71)	(166)	2,064

Effect of exchange rate changes on cash and cash equivalents	(60)	38	(70)

Net increase in cash and cash equivalents	555	1,121	128
Cash and cash equivalents at beginning of year	1,642	521	393

Cash and cash equivalents at end of year	$2,197	$1,642	$521

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Electronic Data Systems Corporation is a professional services firm that offers its clients a portfolio of related services worldwide within the broad categories of traditional information technology (“IT”) outsourcing, business process outsourcing, solutions consulting, management consulting, and product lifecycle management software and services. Services include the design, construction and/or management of computer networks, information systems, information processing facilities and business processes. As used herein, the terms “EDS” and the “Company” refer to Electronic Data Systems Corporation and its consolidated subsidiaries.

Basis of Presentation

The Company adopted a new method of accounting for revenue recognition on long-term contracts effective January 1, 2003. Amounts for prior years are reported in accordance with the Company’s previous method of accounting for revenue recognition. See “Revenue Recognition and Deferred Contract Costs” and “Accounting Changes” below for additional information.

Principles of Consolidation

The consolidated financial statements include the accounts of EDS and its controlled subsidiaries. The Company defines control as a non-shared, non-temporary ability to make decisions that enable it to guide the ongoing activities of a subsidiary and the ability to use that power to increase the benefits or limit the losses from the activities of that subsidiary. Subsidiaries in which other shareholders effectively participate in significant operating decisions through voting or contractual rights are not considered controlled subsidiaries. The Company’s investments in entities it does not control, but in which it has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Under such method, the Company recognizes its share of the subsidiaries’ income (loss) in other income (expense). If EDS is the primary beneficiary of variable interest entities, the consolidated financial statements include the accounts of such entities. No variable interest entities were consolidated during the periods presented.

Earnings Per Share

Basic earnings per share of common stock is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share amounts reflect the incremental increase in common shares outstanding assuming the exercise of all employee stock options and stock purchase contracts and the issuance of shares in respect of restricted stock units that would have had a dilutive effect on earnings per share. Diluted earnings per share also assumes that any dilutive convertible debt outstanding was converted at the later of the date of issuance or the beginning of the period, with related interest and outstanding common shares adjusted accordingly. The following is a reconciliation of the number of shares used in the calculation of basic and diluted earnings per share for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
Basic earnings per share of common stock:
Weighted-average common shares outstanding	479	479	470
Effect of dilutive securities (Note 11):
Restricted stock units	—	4	5
Stock options	—	5	9
Stock purchase contracts	—	1	—

Diluted earnings per share of common stock:
Weighted-average common and common equivalent shares outstanding	479	489	484

In the computation of diluted earnings per share for 2003, all common stock options, restricted stock units, the assumed conversion of convertible debt and the effect of forward purchase contracts were excluded because their inclusion would have been antidilutive. Securities that were outstanding but were not included in the computation of diluted earnings per share because their effect was antidilutive are as follows for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
Common stock options	58	51	8
Restricted stock units	2	—	—
Convertible debt and forward purchase contracts	36	36	33

Accounting Changes

During the third quarter of 2003, the Company adopted the provisions of Emerging Issues Task Force (“EITF”) 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, on a cumulative basis as of January 1, 2003. EITF 00-21 modified the application of existing contract accounting literature followed by the Company prior to January 1, 2003. EITF 00-21 governs how to identify whether goods or services, or both, that are to be delivered separately in a bundled sales arrangement should be accounted for separately. In most circumstances, EITF 00-21 also limits the recognition of revenue in excess of amounts billed (e.g., unbilled revenue) to the amount that would be received if the client contract was terminated for any reason. The adoption of EITF 00-21 resulted in a non-cash adjustment reported as a cumulative effect of a change in accounting principle of $1.42 billion ($2.24 billion before tax). The adjustment resulted primarily from the reversal of unbilled revenue associated with the Company’s IT service contracts which had been accounted for as a single unit using the percentage-of-completion method of revenue recognition. Such reversal resulted from the fact that typical termination provisions of an IT service contract do not provide for the recovery of unbilled revenue in the event the contract is terminated for the Company’s nonperformance. The adjustment also reflects the deferral and subsequent amortization of system construction costs. Such costs were previously expensed as incurred and included in the percentage-of-completion model for the respective contracts.

During the year ended December 31, 2003, the Company recognized revenues of approximately $345 million which had been recognized prior to January 1, 2003 and reversed in the cumulative effect adjustment recognized upon adoption of EITF 00-21. These amounts were estimated as the amount which unbilled revenue would have been reduced in those periods for those contracts impacted by the cumulative adjustment based on the most recent percentage-of-completion models prepared for each contract during 2003.

The following table reflects pro forma amounts for the years ended December 31, 2002 and 2001 adjusted for the aforementioned accounting change made on January 1, 2003 (in millions, except per share amounts):

	2002	2001
Income from continuing operations	$259	$995
Net income	460	932
Basic earnings per share of common stock:
Income from continuing operations	$0.54	$2.12
Net income	0.96	1.98
Diluted earnings per share of common stock:
Income from continuing operations	$0.53	$2.06
Net income	0.94	1.93

A summary of the balance sheet at January 1, 2003 reflecting the cumulative accounting change as of such date is as follows (in millions):

Accounts receivable, net	$3,290
Deferred contract costs, net	1,094
Total assets	17,551
Accounts payable and accrued liabilities	3,695
Deferred revenue	1,152
Minority interests and other long-term liabilities	456
Shareholders’ equity	5,530
Total liabilities and shareholders’ equity	17,551

The impact of the EITF 00-21 accounting change in 2003, excluding the effect of the cumulative accounting change, was to decrease the loss from continuing operations and net loss by $725 million ($1.51 per share). Because EDS’ accounting records for the second half of 2003 were prepared under EITF 00-21, percentage-of-completion calculations for the period were not subject to EDS’ percentage-of-completion accounting controls and procedures in place in previous periods. Accordingly, the impact of the accounting change referred to above is an estimate.

In January 2003 and December 2003, the Financial Accounting Standards Board (“FASB” ) issued and then revised Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46 addresses consolidation by business enterprises of variable interest entities. Under prior practice, consolidation primarily occurred when one enterprise controlled the other through voting interests. FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interests that effectively recombines risks that were previously dispersed. The Company is involved in approximately $1.3 billion of financings under various structures (see Note 15), of which $334 million involve variable interest entities within the scope of FIN 46. The Company is not the primary beneficiary in the arrangements involving variable interest entities and therefore will not consolidate such entities. The remaining financings of $728 million and $267 million involve a qualifying special purpose entity and substantive operating entities, respectively, which are outside the scope of FIN 46.

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that the fair value of the liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The majority of the Company’s retirement obligations relate to leases which require the facilities be restored to original condition at the expiration of the leases. The adoption of SFAS No. 143 resulted in a reduction of income reported as a cumulative effect of a change in accounting principle of $25 million ($17 million after tax). Additionally, the fair value of the liability recorded on January 1, 2003 was $48 million. Changes in the liability from the date of adoption of SFAS No. 143 and the pro forma impact of adoption on prior periods were not material.

Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Prior to the adoption of SFAS No. 133, gains and losses on hedges of marketable equity securities were deferred and reported as a component of accumulated other comprehensive income (loss).

The adoption of SFAS No. 133 on January 1, 2001, resulted in a reduction of income reported as a cumulative effect of a change in accounting principle of $37 million ($24 million after tax). In accordance with the transitional provisions of SFAS No. 133, the Company elected to reclassify certain available-for-sale securities into the trading securities classification. This reclassification resulted in a pre-tax gain of $315 million and a decrease to accumulated other comprehensive income (loss) of $205 million, net of taxes.

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used and establishes new standards for the recognition of certain identifiable intangible assets, separate from goodwill, for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values.

The Company adopted the provisions of SFAS No. 141 effective July 1, 2001 and fully adopted SFAS No. 142 effective January 1, 2002. In accordance with the transitional provisions of SFAS No. 142, goodwill acquired in purchase business combinations completed after June 30, 2001 was not amortized, but was evaluated for impairment in 2001 in accordance with the accounting literature in effect prior to the issuance of SFAS No. 142. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized through December 31, 2001. Approximately $1.5 billion of the $1.7 billion assigned to goodwill during 2001 was not amortized because it related to acquisitions completed subsequent to June 30, 2001 (see Note 16).

Accounts Receivable

The Company recognizes allowances for doubtful accounts when circumstances indicate an account receivable will not be paid by a client due to client liquidity or other issues. Accounts receivable are shown net of allowances of $124 million and $269 million at December 31, 2003 and 2002, respectively.

Marketable Securities

Marketable securities at December 31, 2003 and 2002 consist of government and agency obligations, corporate debt and corporate equity securities. The Company classifies all of its debt and marketable equity securities as trading or available-for-sale. All such investments are recorded at fair value. Changes in net unrealized holding gains (losses) on trading securities are recognized in income, whereas changes in net unrealized holding gains (losses) on available-for-sale securities are reported as a component of other comprehensive income (loss) in shareholders’ equity until realized.

Investments in marketable securities are monitored for impairment and written down to fair value with a charge to earnings if a decline in fair value is judged to be other than temporary. The Company considers several factors to determine whether a decline in the fair value of an equity security is other than temporary, including the length of time and the extent to which the fair value has been less than carrying value, the financial condition of the investee, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow a recovery in value.

Property and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is calculated using the straight-line method over the shorter of the asset’s estimated useful life or the term of the lease in the case of leasehold improvements. The ranges of estimated useful lives are as follows:

Years
Buildings	20–50
Facilities	3–20
Computer equipment	3–5
Other equipment and furniture	3–7

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate the carrying values of such assets may not be recoverable. For property and equipment to be held and used, impairment is determined by a comparison of the carrying value of the asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Property and equipment to be disposed of by sale is carried at the lower of then current carrying value or fair value less cost to sell.

Investments and Other Assets

Investments in non-marketable equity securities are monitored for impairment and written down to fair value with a charge to earnings if a decline in fair value is judged to be other than temporary. The fair values of non-marketable equity securities are determined based on quoted market prices. If quoted market prices are not available, fair values are estimated based on an evaluation of numerous indicators including, but not limited to, offering prices of recent issuances of the same or similar equity instruments, quoted market prices for similar companies and comparisons of recent financial information, operating plans, budgets, market studies and client information to the information used to support the initial valuation of the investment. The Company considers several factors to determine whether a decline in the fair value of a non-marketable equity security is other than temporary, including the length of time and the extent to which the fair value has been less than carrying value, the financial condition of the investee, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow a recovery in value.

Goodwill and Other Intangibles

The cost of acquired companies is allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. Costs allocated to identifiable intangible assets other than purchased software are generally amortized on a straight-line basis over the remaining estimated useful lives of the assets, as determined by underlying contract terms or appraisals. Such lives range from one to 14 years. Identifiable intangible assets with indefinite useful lives are not amortized but instead tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with indefinite useful lives are impaired when the carrying value of the asset exceeds its fair value. Impaired indefinite-lived intangible assets are written down to fair value with a charge to expense in the period the impairment is identified.

The excess of the cost of acquired companies over the net amounts assigned to assets acquired and liabilities assumed is recorded as goodwill. Goodwill is not amortized but instead tested for impairment at least annually. The first step of the impairment test is a comparison of the fair value of a reporting unit to its carrying value. Reporting units are the Company’ s lines of business or the geographic components of its lines of business that share similar economic characteristics. The fair value of a reporting unit is estimated using the Company’s projections of discounted future operating cash flows of the unit. Goodwill allocated to a reporting unit whose fair value is equal to or greater than its carrying value is not impaired and no further testing is required. A reporting unit whose fair value is less than its carrying value requires a second step to determine whether the goodwill allocated to the unit is impaired. The second step of the goodwill impairment test is a comparison of the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of a reporting unit’s goodwill is determined by allocating the fair value of the entire reporting unit to the assets and liabilities of that unit, including any unrecognized intangible assets, based on fair value. The excess of the fair value of the entire reporting unit over the amounts allocated to the identifiable assets and liabilities of the unit is the implied fair value of the reporting unit’s goodwill. Goodwill of a reporting unit is impaired when its carrying value exceeds its implied fair value. Impaired goodwill is written down to its implied fair value with a charge to expense in the period the impairment is identified. As this impairment test is based on the Company’s assessment of the fair value of its reporting units, future changes to these estimates could also cause an impairment of a portion of the Company’s goodwill balance.

The Company conducts an annual impairment test for goodwill on December 1. The Company determines the timing and frequency of additional goodwill impairment tests based on an ongoing assessment of events and circumstances that would more than likely reduce the fair value of a reporting unit below its carrying value. Events or circumstances that might require the need for more frequent tests include, but are not limited to: the loss of a number of significant clients, the identification of other impaired assets within a reporting unit, the disposition of a significant portion of a reporting unit, or a significant adverse change in business climate or regulations. The Company also considers the amount by which the fair value of a particular reporting unit exceeded its carrying value in the most recent goodwill impairment test to determine whether more frequent tests are necessary.

Purchased software or licensed software not subject to a subscription agreement is capitalized and amortized on a straight-line basis, generally over two to five years. Costs of developing and maintaining software systems incurred primarily in connection with client contracts are considered contract costs. Purchased software and development costs for computer software sold, leased or otherwise marketed as a separate product or as part of a product or process are capitalized and amortized on a product-by-product basis over their remaining estimated useful lives at the greater of straight-line or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. Estimated useful lives of software products to be sold, leased or otherwise marketed range from three to seven years. Software development costs incurred to meet the Company’s internal needs are capitalized and amortized on a straight-line basis over three to five years. Software under subscription arrangements, whereby the software provider makes available current software products as well as products developed or acquired during the term of the arrangement, are expensed ratably over the subscription term.

Sales of Financial Assets

The Company accounts for the sale of financial assets when control over the financial asset is relinquished. The Company sold $668 million, $142 million and $188 million of financial assets, primarily lease receivables, during 2003, 2002 and 2001, respectively. In most cases, the Company sold lease receivables to a legally isolated securitization trust. If a trust is not used, the receivables are sold to an independent substantive financial institution. A residual beneficial interest, representing the Company’s right to receive certain monthly residual cash flows from the securitization trust, retained by the Company was recorded as a current asset at its fair value of $264 million and $75 million at December 31, 2003 and 2002, respectively. None of these transactions resulted in any significant gain or loss, or servicing asset or servicing liability.

Revenue Recognition and Deferred Contract Costs

The Company provides IT and business process outsourcing services under time-and-material, unit-price and fixed-price contracts, which may extend up to 10 or more years. Services provided over the term of these arrangements may include one or more of the following: IT infrastructure support and management; IT system and software maintenance; application hosting; the design, development, and/or construction of software and systems (“Construct Service”); transaction processing; and business process management.

If a contract involves the provision of a single element, revenue is generally recognized when the product or service is provided and the amount becomes billable either currently or upon any contract termination event. If the service is provided evenly during the contract term but service billings are irregular, revenue is recognized on a straight-line basis over the contract term. However, if the single service is a Construct Service, revenue is recognized under the percentage-of-completion method using a zero-profit methodology. Under this method, costs are deferred until contractual milestones are met, at which time the milestone billing is recognized as revenue and an amount of deferred costs is recognized as expense so that cumulative profit equals zero. If the milestone billing exceeds deferred costs, then the excess is recorded as deferred revenue. When the Construct Service is completed and the final milestone met, all unrecognized costs, milestone billings, and profit are recognized in full. If the contract does not contain contractual milestones, costs are expensed as incurred and revenue is recognized in an amount equal to costs incurred until completion of the Construct Service, at which time any profit would be recognized in full. If total costs are estimated to exceed revenue for the Construct Service, then a provision for the estimated loss is made in the period in which the loss first becomes apparent.

If a contract involves the provision of multiple service elements, total estimated contract revenue is allocated to each element based on the relative fair value of each element. The amount of revenue allocated to each element is limited to the amount that is not contingent upon the delivery of another element in the future. Revenue is then recognized for each element as described above for single-element contracts, except revenue recognized on a straight-line basis for a non-Construct Service will not exceed amounts currently billable unless the excess revenue is recoverable from the client upon any contract termination event. If the amount of revenue allocated to a Construct Service is less than its relative fair value, costs to deliver such service equal to the difference between allocated revenue and the relative fair value are deferred and amortized over the contract term. If total Construct Service costs are estimated to exceed the relative fair value for the Construct Service contained in a multiple-element arrangement, then a provision for the estimated loss is made in the period in which the loss first becomes apparent.

The Company also defers and subsequently amortizes certain set-up costs related to activities that enable the provision of contracted services to the client. Such activities include the relocation of transitioned employees, the migration of client systems or processes, and the exit of client facilities. Deferred contract costs, including set-up costs, are amortized on a straight-line basis over the remaining original contract term unless billing patterns indicate a more accelerated method is appropriate. The recoverability of deferred contract costs associated with a particular contract is analyzed on a periodic basis using the undiscounted estimated cash flows of the whole contract over its remaining contract term. If such undiscounted cash flows are insufficient to recover the long-lived assets and deferred contract costs, including contract concessions paid to the client, the deferred contract costs and contract concessions are written down by the amount of the cash flow deficiency. If a cash flow deficiency remains after reducing the balance of the deferred contract costs and contract concessions to zero, any remaining long-lived assets are evaluated for impairment. Any such impairment recognized would equal the amount by which the carrying value of the long-lived assets exceeds the fair value of those assets.

During 2002 and 2001 under the Company’s previous revenue recognition policy, revenue was recognized when the client may have been billed under time-and-material and certain unit-price and fixed-price contracts under which costs were generally incurred in proportion with contracted billing schedules. For other unit-price and fixed-price contracts, revenue was recognized on the percentage-of-completion method, based on the percentage which incurred contract costs to date were to total estimated contract costs after giving effect to the most recent estimates of total cost. Risks relating to service delivery, usage, productivity and other factors were considered in the estimation process. If sufficient risk existed, a zero-profit methodology was applied to a specific client contract’s percentage-of-completion model whereby the amount of revenue recognized was limited to the amount of costs incurred until such time as the risks had been partially or wholly mitigated through performance. The effect of changes to total estimated contract revenue and costs, including changes resulting from the cessation of the use of the zero-profit methodology, were recognized in the period such changes were determined. Provisions for estimated losses on individual contracts were made in the period in which the loss first became apparent.

The Company’s software licensing arrangements typically include multiple elements, such as software products, post-contract customer support, consulting and training. The aggregate arrangement fee is allocated to each of the undelivered elements in an amount equal to its fair value, with the residual of the arrangement fee allocated to the delivered elements. Fair values are based upon vendor-specific objective evidence. Fees allocated to each software element of the arrangement are recognized as revenue when the following criteria have been met: a) a written contract for the license of software has been executed, b) the Company has delivered the product to the customer, c) the license fee is fixed or determinable, and d) collectibility of the resulting receivable is deemed probable. If evidence of fair value of the undelivered elements of the arrangement does not exist, all revenue from the arrangement is deferred until such time evidence of fair value does exist, or until all elements of the arrangement are delivered. Fees allocated to post-contract customer support are recognized as revenue ratably over the support period. Fees allocated to other services are recognized as revenue as the service is performed.

Deferred revenue of $1,079 million and $742 million at December 31, 2003 and 2002, respectively, represented billings in excess of amounts earned on certain contracts. Unbilled revenue of $3,033 million at December 31, 2002 represented costs and related profits in excess of billings, as determined under the Company’s prior revenue recognition policy, on certain unit-price and fixed-price contracts. Unbilled revenue at December 31, 2002 was not billable at the balance sheet date but was recoverable over the remaining life of the contract through billings made in accordance with contractual agreements. At December 31, 2002, unbilled revenue relating to contracts with U.S. federal, state and international government clients totaled $1.8 billion.

Currency Translation

Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains and losses are not included in determining net income (loss), but are reflected in the comprehensive income (loss) component of shareholders’ equity. Cumulative currency translation adjustment gains (losses) included in shareholders’ equity were $226 mi llion, $(240) million and $(528) million at December 31, 2003, 2002 and 2001, respectively. Net currency transaction losses, net of income taxes, are included in determining net income (loss) and were $32 million, $23 million and $19 million, respectively, for the years ended December 31, 2003, 2002 and 2001.

Financial Instruments and Risk Management

The following table presents the carrying amounts and fair values of the Company’s significant financial instruments at December 31, 2003 and 2002 (in millions):

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Available-for-sale marketable securities (Note 2)	$74	$74	$179	$179
Trading marketable securities (Note 2)	42	42	69	69
Investments in securities, joint ventures and partnerships, excluding equity method investments (Note 5)	18	18	24	24
Long-term debt and secured A/R facility (Note 8)	(5,763)	(5,707)	(5,387)	(5,702)
Foreign currency forward contracts, net liability	(22)	(22)	(8)	(8)
Interest rate swap agreements, net asset (liability)	(75)	(75)	61	61

Current marketable securities are carried at their estimated fair value based on current market quotes. The fair values of certain long-term investments are estimated based on quoted market prices for these or similar investments. For other investments, various methods are used to estimate fair value, including external valuations and discounted cash flows. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or based on the current rates offered to the Company for instruments with similar terms, degree of risk and remaining maturities. The fair value of foreign currency forward and interest rate swap contracts represents the estimated amount to settle the contracts using current market exchange or interest rates. The carrying values of other financial instruments, such as cash equivalents, accounts and notes receivable, and accounts payable, approximate their fair value.

The Company makes investments, receives revenues and incurs expenses in many coun tries and has exposure to market risks arising from changes in interest rates, foreign exchange rates and equity prices. The Company has also invested in start-up companies to gain access to technology and marketplaces in which the Company intended to grow its business. The Company’s ability to sell these investments may be constrained by market or other factors. Derivative financial instruments are used to hedge against these risks by creating offsetting market positions. The Company does not hold or issue derivative financial instruments for trading purposes.

The notional amounts of derivative contracts, summarized below as part of the description of the instruments utilized, do not necessarily represent the amounts exchanged by the parties and thus are not necessarily a measure of the exposure of the Company resulting from its use of derivatives. The amounts exchanged by the parties are normally calculated on the basis of the notional amounts and the other terms of the derivatives.

Foreign Currency Risk

The Company has significant international sales and purchase transactions in foreign currencies. The Company hedges forecasted and actual foreign currency risk with purchased currency options and forward contracts that expire generally within 30 days. These derivative instruments are employed to eliminate or minimize certain foreign currency exposures that can be confidently identified and quantified. Generally, these instruments are not designated as hedges for accounting purposes, and changes in the fair value of these instruments are recognized immediately in other income (expense). The Company’s currency hedging activities are focused on exchange rate movements, primarily in Canada, the United Kingdom, Western European countries that use the euro as a common currency, Australia and New Zealand. At December 31, 2003 and 2002, the Company had forward exchange contracts to purchase various foreign currencies in the amount of $859 million and $812 million, respectively, and to sell various foreign currencies in the amount of $1.4 billion and $2.1 billion, respectively.

Securities Price Risk

The Company has used derivative instruments to eliminate or reduce market price risk associated with strategic equity investments. Securities selected for hedging are determined after considering market conditions, up-front hedging costs and other relevant factors. Once established, hedges are generally not removed until maturity.

Interest Rate Risk

The Company enters into interest rate swap agreements that convert fixed-rate instruments to variable-rate instruments to manage interest rate risk. The derivative financial instruments are designated and documented as hedges at the inception of the contract. Changes in fair value of derivative financial instruments are recognized in earnings as an offset to changes in fair value of the underlying exposure which are also recognized in other income (expense). The impact on earnings from recognizing the fair value of these instruments depends on their intended use, their hedge designation, and their effectiveness in offsetting the underlying exposure they are designed to hedge.

At December 31, 2003 and 2002, the Company had interest rate swap fair value hedges outstanding in the notional amounts of $2.3 billion and $1.0 billion, respectively, in connection with its long-term notes payable (see Note 8). Under the swaps, the Company receives fixed rates of 6.00% to 7.125% and pays floating rates tied to the London Interbank Offering Rate (“LIBOR”). The weighted-average floating rates were 3.43% and 3.45% at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, the Company had $1.2 billion and $1.0 billion, respectively, of swaps and related debt which contained the same critical terms. Accordingly, no gain or loss relating to the change in fair value of the swap and related hedged item was recognized in earnings. At December 31, 2003, $1.1 billion of the interest rate swaps contained different terms than the related underlying debt. Accordingly, the Company recognized in earnings the change in fair value of the interest rate swap and underlying debt which amounted to a gain of $9.5 million. Such gain is included in interest expense and other, net in the accompanying consolidated statement of operations for the year ended December 31, 2003.

Other Financial Risk Management Activities

During 2001, the Company initiated a program to manage the future stock issuance requirements of its employee stock incentive plans (see Note 11) by utilizing equity investment contracts for EDS stock. At December 31, 2001, the Company owned equity contracts to purchase 539,000 shares of EDS common stock at a weighted-average price of $70.14. The Company also had put obligations covering 821,000 shares of EDS common stock at a weighted-average price of $70.73. During 2002, the Company entered into additional equity investment contracts to purchase 2,142,000 shares of EDS common stock at a weighted-average price of $59.74 and additional put obligations covering 1,938,000 shares of EDS common stock at a weighted-average price of $60.59. The Company settled all of these contracts in 2002 through a series of purchases of 5.4 million cumulative treasury shares of EDS common stock for $340 million at a weighted-average exercise price of $62.73 per share. The principal source of funding for these purchases was proceeds from commercial paper borrowings. Amounts paid upon the purchase of the underlying shares, net of put premiums received in 2001 and 2002 of $17 million, were recorded as a component of shareholders’ equity. No equity investment contracts issued under this program were outstanding at December 31, 2003.

Comprehensive Income (Loss) and Shareholders’ Equity

Comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to owners. For the years ended December 31, 2003, 2002 and 2001, reclassifications from accumulated other comprehensive loss to net income (loss) of net gains (losses) recognized on marketable security transactions, including the reclassification of certain available-for-sale securities into the trading securities classification, were $4 million, $(3) million and $226 million, net of the related tax expense (benefit) of $1 million, $(1) million and $122 million, respectively.

The following table presents the current period changes within each classification of accumulated other comprehensive loss for the year ended December 31, 2003 (in millions):

	Foreign Currency Items	Unrealized Gains on Securities	Minimum Pension Liability Adjustment	Accumulated Other Compre- hensive Loss
Balance at December 31, 2002	$(240)	$5	$(454)	$(689)
Current period change	466	(3)	95	558

Balance at December 31, 2003	$226	$2	$(359)	$(131)

In connection with its employee stock incentive plans, the Company issued 3.7 million shares of treasury stock at a cost of $257 million during 2003. The difference between the cost and fair value at the date of issuance of such shares has been recognized as a charge to retained earnings of $154 million in the consolidated balance sheet and statement of shareholders’ equity and comprehensive income (loss).

Income Taxes

The Company provides for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The deferral method is used to account for investment tax credits.

Statements of Cash Flows

The Company considers the following asset classes with original maturities of three months or less to be cash equivalents: certificates of deposit, commercial paper, repurchase agreements and money market funds.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Areas in which significant judgments and estimates are used include, but are not limited to, cost estimation for Construct Service elements, projected cash flows associated with recoverability of deferred contract costs, contract concessions and long-lived assets, liabilities associated with pensions and performance guarantees, loss accruals for litigation, and receivables collectibility.

Concentration of Credit Risk

Net operating receivables, including receivables classified within current assets held for sale in the accompanying consolidated balance sheet, from General Motors (“GM”) and its affiliates totaled $334 million, $488 million and $453 million as of December 31, 2003, 2002 and 2001, respectively. In addition, the Company has several large contracts with major U.S. and foreign corporations, each of which may result in the Company carrying a receivable balance between $50 million and $100 million at any point in time. At December 31, 2003, the Company had net operating receivables of $167 million and $139 million of investments in leveraged leases associated with travel-related industry clients, including airlines. Other than our operating receivables from GM and aforementioned contracts, concentrations of credit risk with respect to accounts receivable are generally limited due to the large number of clients forming the Company’s client base and their dispersion across different industries and geographic areas.

The Company is exposed to credit risk in the event of nonperformance by counterparties to derivative contracts. Because the Company deals only with major commercial banks with high-quality credit ratings, the Company believes the risk of nonperformance by any of these counterparties is remote.

Stock-Based Compensation

The Company recognizes compensation cost associated with stock-based awards under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The difference between the quoted market price as of the date of the grant and the contractual purchase price of shares is charged to operations over the vesting period. No compensation cost has been recognized for fixed stock options with exercise prices equal to the market price of the stock on the dates of grant and shares acquired by employees under the EDS Stock Purchase Plan or Nonqualified Stock Purchase Plan. Pro forma net income and earnings per share disclosures as if the Company recorded compensation expense based on fair value for stock-based awards have been presented in accordance with the provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, and are as follows for the years ended December 31, 2003, 2002 and 2001 (in millions, except per share amounts):

	2003	2002	2001
Net income (loss):
As reported	$(1,698)	$1,116	$1,363
Stock-based employee compensation cost included in reported net income (loss), net of related tax effects	40	39	65
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(209)	(312)	(186)

Pro forma	$(1,867)	$843	$1,242

Basic earnings (loss) per share of common stock:
As reported	$(3.55)	$2.33	$2.90
Pro forma	(3.90)	1.76	2.64
Diluted earnings (loss) per share of common stock:
As reported	$(3.55)	$2.28	$2.81
Pro forma	(3.90)	1.73	2.59

The weighted-average fair value of options granted was $4.70, $19.59 and $23.09 for 2003, 2002 and 2001, respectively. The fair value of each option is estimated at the date of grant using a modified Black-Scholes option pricing model, with the following weighted-average assumptions for 2003, 2002 and 2001, respectively: dividend yields of 3.6%, 1.1% and 1.0%; expected volatility of 45.9%, 42.7% and 38.6%; risk-free interest rate of 2.7%, 4.5% and 4.8%; and expected lives of 4.2 years, 3.8 years and 5.7 years.

Reclassifications

Certain reclassifications have been made to the 2002 and 2001 consolidated financial statements to conform to the 2003 presentation.

NOTE 2:	MARKETABLE SECURITIES

Trading securities at December 31, 2003 and 2002 had carrying amounts of $42 million and $69 million, respectively. Changes in net unrealized holding gains (losses) on trading securities included in earnings were $8 million, $(8) million and $(3) million for the years ended December 31, 2003, 2002 and 2001, respectively.

The following is a summary of current available-for-sale marketable securities at December 31, 2003 and 2002 (in millions):

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Government and agency obligations	$25	$1	$—	$26
Other debt securities	5	—	—	5

Total debt securities	30	1	—	31
Equity securities	42	1	—	43

Total current available-for-sale securities	$72	$2	$—	$74

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Government and agency obligations	$83	$3	$—	$86
Other debt securities	43	1	—	44

Total debt securities	126	4	—	130
Equity securities	46	3	—	49

Total current available-for-sale securities	$172	$7	$—	$179

The amortized cost and estimated fair value of current available-for-sale debt securities at December 31, 2003, by contractual maturity, are shown below (in millions). Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

	Amortized Cost	Estimated Fair Value
Debt securities:
Due in one year or less	$20	$20
Due after one year through five years	10	11

Total debt securities	$30	$31

The following table summarizes sales of available-for-sale securities for the years ended December 31, 2003, 2002 and 2001 (in millions), excluding the delivery of certain investments during 2001 in settlement of the Company’s obligation under a forward sale agreement. Specific identification was used to determine cost in computing realized gain or loss.

	2003	2002	2001
Proceeds from sales	$548	$60	$58
Gross realized gains	3	—	1
Gross realized losses	(3)	(30)	—

NOTE 3:	PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31, 2003 and 2002 (in millions):

	2003	2002
Land	$116	$117
Buildings and facilities	1,991	1,816
Computer equipment	5,613	5,346
Other equipment and furniture	600	592

Subtotal	8,320	7,871
Less accumulated depreciation	(5,502)	(4,899)

Total	$2,818	$2,972

NOTE 4:	DEFERRED CONTRACT COSTS

In connection with changes in accounting policy adopted as of January 1, 2003, the Company began deferring certain costs relating to construction and set-up activities on client contracts (see Note 1). Deferred costs are amortized over the remaining contract term once the construction or set-up activities are complete. The following is a summary of deferred costs at January 1 and December 31, 2003 (in millions):

	Deferred Costs	Accumulated Amortization	Total
Balance at January 1, 2003	$1,507	$(413)	$1,094
Additions	552	(307)	245
Other	(531)	62	(469)

Balance at December 31, 2003	$1,528	$(658)	$870

During the fourth quarter of 2003, the Company recorded a write-down of $559 million of deferred costs in cost of revenues associated with its contract with the Department of Navy to install a fully dedicated intranet and related infrastructure. Future estimated cash flows to be generated by the contract were no longer sufficient to recover such costs. The Navy Marine Corps Intranet (“NMCI”) contract deferred cost write-down is reflected in the “other” line item in the table above. Remaining changes in the “other” line item are associated with foreign currency translation adjustments.

Estimated amortization expense related to deferred costs at December 31, 2003 for each of the years in the five-year period ending December 31, 2008 and thereafter is (in millions): 2004 – $227; 2005 – $139; 2006 – $131; 2007 – $118; 2008 – $93 and thereafter – $162.

NOTE 5:	INVESTMENTS AND OTHER ASSETS

The following is a summary of investments and other assets at December 31, 2003 and 2002 (in millions):

	2003	2002
Lease contracts receivable (net of principal and interest on non-recourse debt)	$76	$123
Estimated residual values of leased assets (not guaranteed)	37	35
Unearned income, including deferred investment tax credits	(43)	(59)

Total investment in leveraged leases (excluding deferred taxes of $30 million and $42 million at December 31, 2003 and 2002, respectively)	70	99
Leveraged lease partnership investment	139	145
Investments in equipment for lease	253	250
Investments in securities, joint ventures and partnerships	27	32
Deferred pension costs	320	318
Long-term deposit	–	87
Other	242	167

Total	$1,051	$1,098

The Company holds interests in various equipment financing leases financed with non-recourse borrowings at lease inception accounted for as leveraged leases. The majority of the Company’s investment in leveraged leases is comprised of a fiber optic equipment leveraged lease with a subsidiary of MCI entered into in 1988. During the fourth quarter of 2003, the Company reached an agreement with MCI on amended terms that do not differ materially from the previous lease agreement. The Company has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases. The Company’s share of rent receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment. For U.S. federal income tax purposes, the Company receives the investment tax credit (if available) at lease inception and has the benefit of tax deductions for depreciation on the leased asset and for interest on the non-recourse debt.

During 2001, the Company contributed certain leveraged aircraft lease investments to a partnership in exchange for an equity interest in the partnership. The Company accounts for its interest in the partnership under the equity method. During 2002, the Company recorded write-downs totaling $76 million to its investment in the partnership due to uncertainties regarding the recoverability of the partnership’s investments with US Airways and United Airlines, both of which filed for bankruptcy in 2002. These write-downs are reflected in other income (expense) in the Company’s consolidated statements of operations. At December 31, 2003, the partnership’s remaining leveraged lease investments included investments with American Airlines, two other U.S. airlines and one international airline. The Company’s ability to recover its remaining investment in the partnership is dependent upon the continued payment of rentals by the lessees. In the event such lessees are relieved from their obligation to pay such rentals as a result of bankruptcy, the investment in the partnership would likely be further impaired.

Investments in securities, joint ventures and partnerships includes investments accounted for under the equity method of $9 million and $8 million at December 31, 2003 and 2002, respectively. The Company recognized impairment losses totaling $22 million and $37 million in 2002 and 2001, respectively, due to other than temporary declines in the fair values of certain non-marketable equity securities. These losses are reflected in other income (expense) in the Company’s consolidated statements of operations.

NOTE 6:	GOODWILL AND OTHER INTANGIBLE ASSETS

In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values. The Company fully adopted the provisions of SFAS No. 142 effective January 1, 2002 (see Note 1).

The following is a summary of net income and earnings per share for the year ended December 31, 2001 as adjusted to remove the amortization of goodwill and intangible assets with indefinite useful lives (in millions, except per share amounts):

2001
Net income – as reported	$1,363
Goodwill amortization, net of income taxes	137
Tradename amortization, net of income taxes	6

Net income – as adjusted	$1,506

Basic earnings per share of common stock:
Net income – as reported	$2.90
Goodwill amortization, net of income taxes	0.29
Tradename amortization, net of income taxes	0.01

Net income – as adjusted	$3.20

Diluted earnings per share of common stock:
Net income – as reported	$2.81
Goodwill amortization, net of income taxes	0.29
Tradename amortization, net of income taxes	0.01

Net income – as adjusted	$3.11

The Company changed its segment reporting during 2003 and 2002 to conform to new organizational structures (see Note 12). Goodwill was reassigned to the new reporting segments based on the relative fair value of each segment to the aggregate fair value of those segments affected by the reorganization. The following is a summary of changes in the carrying amount of goodwill by segment for the years ended December 31, 2003 and 2002 (in millions):

	Outsourcing	A.T. Kearney	Total
Balance at December 31, 2001	$2,715	$16	$2,731
Additions	248	—	248
Deletions	(51)	—	(51)
Other	176	5	181

Balance at December 31, 2002	3,088	21	3,109
Additions	17	—	17
Deletions	(33)	—	(33)
Other	379	—	379

Balance at December 31, 2003	$3,451	$21	$3,472

Goodwill additions resulted from acquisitions completed in 2002 and 2003 and include adjustments to the preliminary purchase price allocations. Goodwill deletions resulted from divestitures completed in 2003 and 2002 (see Notes 17 and 19). Other changes to the carrying amount of goodwill were primarily due to foreign currency translation adjustments. The Company conducted its annual goodwill impairment tests as of December 1, 2003 and 2002. No impairment losses were identified as a result of these tests.

Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. Effective January 1, 2002, intangible assets with indefinite useful lives are not amortized but instead tested for impairment at least annually. The following is a summary of intangible assets at December 31, 2003 and 2002 (in millions):

	2003
	Gross Carrying Amount	Accumulated Amortization	Total
Definite Useful Lives
Software	$2,569	$1,682	$887
Customer accounts	287	141	146
Other	248	183	65

Total	$3,104	$2,006	1,098

Indefinite Useful Lives
Tradename			133

Total intangible assets			$1,231

	2002
	Gross Carrying Amount	Accumulated Amortization	Total
Definite Useful Lives
Software	$1,964	$1,139	$825
Customer accounts	316	121	195
Other	174	140	34

Total	$2,454	$1,400	1,054

Indefinite Useful Lives
Tradename			133

Total intangible assets			$1,187

The Company recorded a $38 million asset impairment provision during 2002 related to its decision to exit the subscription fulfillment business included in the Outsourcing segment. This amount is reflected in discontinued operations in the Company’s consolidated statements of operations. The impairment provision was calculated as the difference between carrying value of the net assets of the subscription fulfillment business and its estimated selling price, and resulted in the write-off of certain customer accounts intangible assets totaling $28 million.

In connection with the divestiture of Technology Solutions, $8 million of customer accounts intangibles allocated to this business were included in the $9 million net loss on sale recorded in discontinued operations in the year ended December 31, 2003.

Amortization expense related to intangible assets, including amounts pertaining to discontinued operations, was $579 million and $415 million for the years ended December 31, 2003 and 2002, respectively. Estimated amortization expense related to intangible assets subject to amortization at December 31, 2003 for each of the years in the five-year period ending December 31, 2008 and thereafter is (in millions): 2004 – $535; 2005 – $366; 2006 – $236; 2007 – $78; 2008 – $26; and thereafter – $82.

NOTE 7:	ACCRUED LIABILITIES

The following is a summary of accrued liabilities at December 31, 2003 and 2002 (in millions):

	2003	2002
Accrued liabilities relating to:
Contracts	$1,013	$1,082
Payroll	800	585
Restructuring activities	162	3
Property, sales and franchise taxes	347	264
Other	922	922

Total	$3,244	$2,856

NOTE 8:	LONG-TERM DEBT AND SECURED A/R FACILITY

The following is a summary of long-term debt and secured accounts receivable, or A/R, facility at December 31, 2003 and 2002 (in millions):

	2003		2002
	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate
Secured A/R facility	$—		$406	1.78%

Long-term debt:
Commercial paper	$—		$231	2.04%
Senior notes due 2004	1,610	5.78%	1,610	5.78%
Senior notes due 2013	1,084	6.00%	—
Zero-coupon convertible notes due 2021	39	1.25%	765	1.25%
Convertible notes due 2023	690	3.88%	—
Notes payable due 2004 to 2029	2,048	7.04%	2,048	7.00%
Other, including capital leases	292		327

Total	5,763		4,981
Less current portion of long-term debt	(2,275)		(833)

Long-term debt	$3,488		$4,148

In September 2003, the Company completed the renegotiation of its committed credit facilities, resulting in a reduction of the aggregate commitment from $1.25 billion to $1.0 billion. The Company’s $625 million Revolving Credit and Term Loan Agreement, which terminated on September 11, 2003, was replaced with a $450 million Three-Year Multi-Currency Revolving Credit Agreement with a syndicate of banks. In addition, the Company’s $625 million Multi-Currency Revolving Credit Agreement was amended and restated to include financial and other terms similar to the new Three-Year Multi-Currency Revolving Credit Agreement and to reduce the commitment thereunder to $550 million. The Multi-Currency Revolving Credit Agreement expires September 2004. The agreements contain a fee structure for the aggregate commitment and outstanding borrowings, if any, based on the credit ratings of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”). The aggregate commitment fee ranges from 0.15% to 0.50%. The fee payable on outstanding borrowings ranges from LIBOR plus 0.60% to LIBOR plus 2.00%. As of December 31, 2003, the rate was 0.275% and there were no outstanding borrowings under the committed credit facilities at December 31, 2003 or 2002.

The Company’s credit facilities, the secured A/R facility referred to below and the indentures governing its long-term notes contain certain covenants, including restrictions on mergers, consolidations and sales of substantially all of the assets of the Company. In addition, the Company’s unsecured credit facilities and secured A/R facility contain certain financial and other restrictive covenants that would allow the associated indebtedness to be accelerated in the event of noncompliance. The financial covenants include a minimum net worth requirement, a fixed charge coverage requirement and a leverage ratio requirement. The minimum net worth requirement is calculated each calendar quarter as the sum of: a) 85% of net worth as of September 30, 2003, plus b) 50% of consolidated net income (as defined in the agreement), if positive, after September 30, 2003, plus c) 80% of any increase in net worth resulting from issuances of equity interests, plus d) 100% of any increase in net worth resulting from issuances of equity interests related to the Company’s senior notes due in 2004, less e) 50% of one-time charges (as defined in the agreement) after September 30, 2003 up to a maximum reduction of $625 million, less f) $100 million. The leverage ratio requirement limits the Company’s leverage ratio (as defined in the agreement) to not exceed 2.75-to-1 through June 2004, 2.25-to-1 from July 2004 through June 2005, and 2.00-to-1 from July 2005 thereafter. The fixed charge coverage covenant requires the Company to maintain a fixed charges ratio (as defined) of no less than 1.10-to-1 through June 2004 and 1.25-to-1 thereafter. The Company was in compliance with all covenants at December 31, 2003.

The Company’s unsecured credit facilities, the indentures governing its long -term notes, its secured A/R facility, the securitization facility for the NMCI contract (see Note 15) and certain other debt instruments contain cross-default provisions with respect to a default in any payment under, or resulting in the acceleration of, indebtedness greater than $50 million.

In June 2003, the Company completed a private offering of $1.1 billion aggregate principal amount of 6.0% unsecured Senior Notes due 2013. Interest on the notes is payable semiannually beginning February 2004. In the event the credit ratings assigned to the notes fall to below the Baa3 rating of Moody’s or the rating BBB- of S&P, the interest rate payable on the notes will be increased to 6.5%. If, following such a downgrade, Moody’s or S&P subsequently increase the ratings assigned to the notes to at least Baa3 and BBB-, respectively, the interest rate payable on the notes will be decreased to the initial interest rate. The Company may redeem some or all of the notes at any time prior to maturity. In conjunction with the issuance of the Senior Notes, the Company entered into interest rate swaps with a notional amount of $1.1 billion under which the Company receives fixed rates of 6.0% and pays floating rates equal to the six-month London Interbank Offering Rate (1.22% at December 31, 2003) plus 2.275% to 2.494%. These interest rates swaps are accounted for as fair value hedges (see Note 1).

In June 2003, the Company completed a private offering of $690 million aggregate principal amount of 3.875% unsecured Convertible Senior Notes due 2023. Interest on the notes is payable semiannually beginning January 2004. Contingent interest is payable during any six-month period beginning July 2010 in which the average trading price of a note for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the note as of the day immediately preceding the first day of the applicable six-month period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. The notes are convertible by holders into shares of the Company’s common stock at an initial conversion rate of 29.2912 shares of common stock per $1,000 principal amount, representing an initial conversion price of $34.14 per share of common stock, under the following circumstances: a) during any calendar quarter, if the last reported sale price of EDS common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% or, following July 15, 2010, 110% of the conversion price per share of EDS common stock on such last trading day; b) if the notes have been called for redemption; c) during any period in which the credit ratings assigned to the notes by either Moody’s or S&P is lower than Ba2 or BB, respectively, or the notes are no longer rated by at least one of these rating services or their successors; or d) upon the occurrence of specified corporate transactions. The Company may redeem for cash some or all of the notes at any time on or after July 15, 2010. Holders have the right to require the Company to purchase the notes at a price equal to 100% of the principal amount of the notes plus accrued interest, including contingent interest and additional amounts, if any, on July 15, 2010, July 15, 2013 and July 15, 2018 or upon a fundamental change in the Company’s ownership, control or the marketability of the Company’s common stock prior to July 15, 2010.

In December 2002, EDS Information Services, LLC, a wholly owned subsidiary of EDS, contributed to the capital of and sold certain trade receivables to Legacy Receivables, LLC, a limited liability company of which it is the sole member (the “LLC”), which then entered into a $500 million revolving secured financing arrangement collateralized by those trade receivables. The secured A/R facility was reduced to $400 million during 2003. There was no balance outstanding under this facility at December 31, 2003. Maximum borrowings under the facility vary based on the eligible trade receivables held by the LLC, however outstanding borrowings under the facility cannot exceed $400 million. The facility will expire in December 2005, subject to annual renewal. In the event certain stated criteria are not complied with and a waiver is not granted, the facility may be terminated and amounts outstanding would be repaid through collection of the collateralized trade receivables. Events of termination under the facility include, but are not limited to, events or collection trends materially negatively impacting the collateral. The Company does not expect to utilize this facility for the foreseeable future. In March 2004, such facility was amended to remove events of termination related to the Company’s long-term debt rating and incorporate the financial covenants included in the Company’s secured credit facilities.

In October 2001, the Company completed the public offering of zero-coupon convertible senior notes due October 10, 2021. During October 2003, the Company redeemed $733 million outstanding principal amount of its zero-coupon convertible notes at the request of the holders of such notes and in accordance with the terms thereof. The remaining $39 million principal amount of such notes may be redeemed at the option of the holders thereof in October 2004 and periodically thereafter.

In June 2001, the Company completed the public offering of 32.2 million units of a security, each with a stated price of $50 before underwriting discount. Each unit initially consists of $50 principal amount of EDS senior notes due August 2006, and a purchase contract which obligates the investor to purchase $50 of EDS common stock no later than August 2004 at a price ranging from $59.31 to $71.47 per share. The notes bear interest at a rate of 5.78% per year, which is expected to be reset on or after May 2004 and are contingently redeemable at that time. Contract adjustment payments are payable to the holders of purchase contracts at a fixed rate of 1.845% per year. The present value of the contract adjustment payments of $84 million and issuance costs of $40 million were accrued upon issuance and recorded as a reduction to additional paid-in capital. Net proceeds from the offering of $1.6 billion were used to fund acquisitions during 2001.

Expected maturities of long-term debt for years subsequent to December 31, 2003 are as follows (in millions):

2004(1)	$2,275
2005	637
2006	59
2007	18
2008	2
Thereafter	2,772

Total	$5,763

(1)	Does not include expected proceeds of $1.6 billion to be received by the Company from the purchase contracts associated with the June 2001 public offering. After applying such proceeds against the related debt maturity, remaining debt maturities in 2004 are $675 million.

NOTE 9:	MINORITY INTERESTS AND OTHER LONG-TERM LIABILITIES

Other long-term liabilities were $314 million and $285 million at December 31, 2003 and 2002, respectively. Other long-term liabilities include liabilities related to the Company’s purchased or licensed software and interest rate swap agreements. Minority interests were $166 million and $132 million at December 31, 2003 and 2002, respectively.

NOTE 10:	INCOME TAXES

Total income tax expense for the years ended December 31, 2003, 2002 and 2001 was allocated as follows (in millions):

	2003	2002	2001
Income (loss) from continuing operations	$(186)	$479	$784
Income (loss) from discontinued operations	47	96	28
Cumulative effect on prior years of changes in accounting principles	(829)	—	(13)
Shareholders’ equity	68	(227)	(183)

Total	$(900)	$348	$616

The provision for income tax expense on income (loss) from continuing operations is summarized as follows for the years ended December 31, 2003, 2002 and 2001 (in millions):

	United States
	Federal	State	Non-U.S.	Total
2003
Current	$46	$13	$(160)	$(101)
Deferred	(336)	(72)	323	(85)

Total	$(290)	$(59)	$163	$(186)

2002
Current	$(94)	$6	$342	$254
Deferred	390	5	(170)	225

Total	$296	$11	$172	$479

2001
Current	$117	$18	$166	$301
Deferred	406	33	44	483

Total	$523	$51	$210	$784

Income (loss) from continuing operations before income taxes included the following components for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
U.S. income	$(841)	$964	$1,633
Non-U.S. income	298	429	578

Total	$(543)	$1,393	$2,211

A reconciliation of income tax expense using the statutory U.S. federal income tax rate of 35.0% to the actual income tax expense follows for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
Statutory federal income tax	$(190)	$488	$774
State income tax, net	(31)	7	33
Foreign losses	71	5	5
Nondeductible goodwill	8	—	35
Research and experimentation credits	(46)	(51)	(50)
Other	2	30	(13)

Total	$(186)	$479	$784

Effective income tax rate	34.3%	34.4%	35.5%

The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities, are as follows as of December 31, 2003 and 2002 (in millions):

	2003		2002
	Assets	Liabilities	Assets	Liabilities
Leasing basis differences	$12	$297	$9	$376
Other accrual accounting differences	476	278	281	826
Employee benefit plans	160	19	167	17
Depreciation/amortization differences	451	244	127	195
Net operating loss and tax credit carryforwards	602	—	298	—
Employee-related compensation	250	—	196	—
Other	374	468	333	287

Subtotal	2,325	1,306	1,411	1,701
Less valuation allowances	(146)	—	(120)	—

Total deferred taxes	$2,179	$1,306	$1,291	$1,701

Net deferred tax assets in the table above classified within assets and/or liabilities held for sale were $43 million and $2 million for the years ended December 31, 2003 and 2002, respectively.

The net changes in the valuation allowances for the years ended December 31, 2003 and 2002 were increases of $26 million and $5 million, respectively. Approximately one-half of the Company’s net operating loss and tax carryforwards expire over various periods from 2004 through 2023, and others are unlimited. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not it will realize the benefits of the deductible differences, net of existing valuation allowances at December 31, 2003. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

U.S. income taxes have not been provided on $445 million of undistributed earnings of certain foreign subsidiaries, as such earnings have been permanently reinvested in the business. As of December 31, 2003, the unrecognized deferred tax liability associated with these earnings amounted to approximately $72 million.

NOTE 11:	STOCK PURCHASE AND INCENTIVE PLANS

Stock Purchase Plan

Under the Stock Purchase Plan, eligible employees may purchase EDS common stock at the end of each fiscal quarter at a purchase price equal to 85% of the lower of the market price on the first or last trading day of the quarter, through payroll deductions of up to 10% of their compensation, not to exceed $25,000 per year in market value. Shares of EDS common stock purchased under the plan may not be sold or transferred within one year of the date of purchase. At December 31, 2003, the number of shares available for future sale under the EDS Stock Purchase Plan was 45.3 million.

PerformanceShare and EDS Global Share Plans

PerformanceShare and Global Share are “broad-based” plans that permit the grant of stock options to any eligible employee of EDS or its participating subsidiaries other than executive officers. As of December 31, 2003, options for 16.0 million shares had been granted under PerformanceShare (principally in a broad-based grant in May 1997) and options for 25.9 million shares had been granted under Global Share (principally in two broad-based grants in July 2000 and February 2002). The number of shares originally authorized for issuance under PerformanceShare and Global Share is 20 million and 27 million, respectively. As of December 31, 2003, no shares were available for issuance under these plans.

Incentive Plan

The Incentive Plan is authorized to issue up to 136.5 million shares of common stock. The Incentive Plan permits the granting of stock-based awards in the form of stock grants, restricted shares, restricted stock units, stock options or stock appreciation rights to eligible employees and non-employee directors. The exercise price for stock options granted under this plan must be equal to or greater than the fair market value on the date of the grant. The maximum number of shares for which additional awards may be granted under this plan was 47.8 million at December 31, 2003.

During the years ended December 31, 2003, 2002 and 2001, 0.6 million, 0.2 million and 0.3 million restricted stock units, respectively, were granted. A restricted stock unit is the right to receive shares. Units granted are generally scheduled to vest over periods of three to 10 years. The weighted-average fair values of the restricted stock units granted were $17.29, $39.73 and $58.42 for the years ended December 31, 2003, 2002 and 2001, respectively. The quoted market price of common stock as of the date of grant is charged to operations over the vesting period. The total number of unvested units outstanding at December 31, 2003 was 4.6 million.

During the years ended December 31, 2003, 2002 and 2001, non-employee directors were granted a total of 4,532, 1,820 and 1,651 restricted shares, respectively, of EDS common stock that vest over a three-year period. The quoted market price of common stock on the date of grant is charged to expense over the vesting period.

Transition Incentive Plan

The Transition Incentive Plan permits the grant of nonqualified stock options to eligible employees. This plan was intended to be used exclusively for the grant of stock options to former employees of Structural Dynamics Research Corporation (“SDRC”), which was acquired in August 2001, and UGS PLM Solutions Inc. (formerly Unigraphics Solutions Inc.), which became a wholly owned subsidiary in September 2001, and has been used exclusively for that purpose. Such options have an exercise price equal to the fair market value per share of common stock on the grant date, vest ratably over four years and have a term of 10 years from the grant date. The number of options originally authorized for issuance under this plan is 3.7 million. At December 31, 2003, no options were available for issuance under the plan.

Transition Inducement Plan

The Transition Inducement Plan permits awards in the form of nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards or stock grants to eligible employees. This plan was adopted in October 2002 in anticipation of then proposed New York Stock Exchange rules which provide that awards issued to induce new employment or in exchange for awards under an “acquired” plan are not subject to shareholder approval. All options granted under this plan must have an exercise price not less than the fair market value per share of common stock on the grant date. The maximum number of shares that can be issued under this plan is 7.0 million, of which not more than 2.0 million are available for awards other than in the form of stock options. During the year ended December 31, 2003, 0.4 million restricted stock units with a weighted-average fair value of $20.17 were granted under this plan. As of December 31, 2003, 4.9 million shares were available for issuance under this plan.

A summary of options activity under PerformanceShare, Global Share, Incentive Plan, Transition Incentive Plan and Transition Inducement Plan during the years ended December 31, 2003, 2002 and 2001, is presented below (shares in millions):

	2003		2002		2001
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Fixed Options:
Outstanding at beginning of year	73.9	$53	57.1	$51	51.2	$47
Granted	22.5	$17	26.5	$59	17.2	$58
Exercised	—	—	(0.7)	$44	(8.1)	$43
Forfeited	(46.1)	$52	(9.0)	$56	(3.2)	$50

Outstanding at end of year	50.3	$38	73.9	$53	57.1	$51

Exercisable	22.1	$55	21.4	$51	15.1	$46

A summary of options outstanding by exercise price range at December 31, 2003 is presented below (shares in millions):

	Shares Outstanding			Shares Exercisable
	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Period	Shares	Weighted- Average Exercise Price
$14 to $29	21.5	$17	7 years	0.4	$18
$30 to $46	9.4	$41	6 years	4.8	$42
$47 to $58	4.0	$55	5 years	2.9	$55
$59 to $69	15.4	$61	2 years	14.0	$61

Total	50.3			22.1

During 2003, the Company’s Board of Directors authorized and its shareholders approved a program designed to offer certain employees that hold certain stock options with exercise prices greater than $33.00 per share an opportunity to exchange all of their eligible options for the right to receive a lesser number of new options at a later date, assuming continued employment. The option exchange offer, which extended from August 24, 2003 through September 23, 2003, permitted such employees to receive new options with a theoretical value equivalent to the value of the forfeited options, generally one new option for every 1.5 to 3.0 options forfeited. Upon completion of the offer in September 2003, options to purchase 39.1 million shares were tendered, and new options for 17.6 million shares will be issued in 2004 in respect of the exchanged options, no sooner than six months and one day from the date of forfeiture. The new options will have an exercise price equal to the fair market value of the common stock on the date of the grant and will be issued under the Incentive Plan.

Executive Deferral Plan

The Executive Deferral Plan is a nonqualified deferred compensation plan established for a select group of management and highly compensated employees which allows participants to contribute a percentage of their cash compensation and restricted stock units into the plan and defer income taxes until the time of distribution. The plan is a nonqualified plan for U.S. federal income tax purposes and as such, its assets are part of the Company’s general assets. The Company makes matching contributions on a portion of amounts deferred by plan participants that are invested in EDS stock units. Matching contributions vest upon contribution. The fair market price of common stock on the date of matching contributions is charged to operations in the period made. The Company also makes discretionary contributions that vest over periods up to five years as determined by the Board of Directors. The fair market price of common stock on the date of discretionary contributions is charged to operations over the vesting period. During the years ended December 31, 2003, 2002 and 2001, employer contributions to the plan were 0.6 million, 0.3 million and 0.6 million shares, respectively, with a weighted-average fair value of $16.71, $18.13 and $62.59, respectively. The plan is authorized to issue up to 8.2 million shares of common stock, of which 4.5 million was available for issuance at December 31, 2003.

NOTE 12:	SEGMENT INFORMATION

During 2003, the Company completed the transition of its Operations Solutions and Solutions Consulting lines of business to a unified IT outsourcing business. The new operating model provides the Company’s clients a single point of accountability, unifies the Company’s global service delivery capabilities and aligns development of innovative solutions with market demands. A.T. Kearney, the Company’s high-value management consulting subsidiary, continues to operate as a separate subsidiary under the new operating model. The accompanying segment information is stated in accordance with the new organizational structure and excludes the net results of UGS PLM Solutions which are included in income from discontinued operations in the consolidated statements of operations (see Note 17). Operating segments that have similar economic and other characteristics have been aggregated to form the Company’s reportable segments. Prior period segment data has been reclassified to conform to the current period segment presentation. Periods prior to January 1, 2003 have not been restated to give effect to accounting changes for asset retirement obligations or revenue recognition on long-term contracts adopted in 2003 (see Note 1).

The Company uses operating income (loss), which consists of segment revenues less segment costs and expenses (before restructuring and other), to measure segment profit or loss. Revenues and operating income (loss) of non-U.S. operations are measured using fixed currency exchange rates in all periods presented. The “all other” category includes differences between fixed and actual exchange rates, corporate expenses and assets held for sale.

The following is a summary of certain financial information by reportable segment for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003
	Revenues	Operating Income (Loss)	Total Assets
Outsourcing	$19,317	$1,221	$11,146
A.T. Kearney	846	(7)	509
All other	420	(1,491)	6,625

Total	$20,583	$(277)	$18,280

	2002
	Revenues	Operating Income (Loss)	Total Assets
Outsourcing	$20,040	$2,823	$14,008
A.T. Kearney	1,005	52	710
All other	(545)	(1,139)	4,162

Total	$20,500	$1,736	$18,880

	2001
	Revenues	Operating Income (Loss)	Total Assets
Outsourcing	$19,852	$3,368	$13,093
A.T. Kearney	1,200	65	841
All other	(755)	(1,332)	2,419

Total	$20,297	$2,101	$16,353

The following is a summary of depreciation and amortization and deferred cost charges included in the calculation of operating income (loss) above for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
Outsourcing	$1,601	$1,211	$1,220
A.T. Kearney	20	21	24
All other	835	148	171

Total	$2,456	$1,380	$1,415

The following presents information about the Company’s operations in different geographic regions as of and for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003		2002		2001
	Revenues	Property and Equipment	Revenues	Property and Equipment	Revenues	Property and Equipment
United States	$11,057	$1,652	$11,511	$1,769	$11,537	$1,939
United Kingdom	3,374	361	3,481	411	3,380	344
All other	6,152	805	5,508	792	5,380	732

Total	$20,583	$2,818	$20,500	$2,972	$20,297	$3,015

Revenues and property and equipment of non-U.S. operations are measured using fixed currency exchange rates in all periods presented. Differences between fixed and actual exchange rates are included in the “all other” category.

For the years ended December 31, 2003, 2002 and 2001, revenues from contracts with GM and its affiliates totaled $2.3 billion, $2.6 billion and $3.1 billion, respectively. Revenues from contracts with GM were reported in each of the Company’s reportable segments.

NOTE 13:	RETIREMENT PLANS

The Company has several qualified and nonqualified pension plans (the “Plans”) covering substantially all its employees. The majority of the Plans are noncontributory. In general, employees become fully vested upon attaining two to five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used is the projected unit credit cost method. The Company’s U.S. funding policy is to contribute amounts that fall within the range of deductible contributions for U.S. federal income tax purposes.

The following tables provide a reconciliation of the changes in the Plans’ benefit obligations and fair value of assets (using October 31, 2003 and 2002 measurement dates), and a statement of the funded status as of December 31, 2003 and 2002 (in millions):

	2003	2002
Reconciliation of Benefit Obligation
Benefit obligation at beginning of year	$5,154	$3,943
Service cost	290	287
Interest cost	353	277
Plan amendments	(5)	—
Actuarial loss	372	161
Foreign currency exchange rate changes	384	213
Benefit payments	(157)	(88)
Curtailments	—	(22)
Settlements	—	(26)
Special termination benefit	20	—
Other	133	409

Benefit obligation at end of year	$6,544	$5,154

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$3,739	$3,585
Actual return on plan assets	702	(381)
Foreign currency exchange rate changes	259	124
Employer contributions	271	207
Benefit payments	(157)	(88)
Settlements	(1)	(26)
Other	84	318

Fair value of plan assets at end of year	$4,897	$3,739

Funded Status
Funded status at December 31	$(1,647)	$(1,415)
Unrecognized transition obligation	13	12
Unrecognized prior-service cost	(240)	(267)
Unrecognized net actuarial loss	1,542	1,541
Adjustments from October 31 to December 31	83	22

Net amount recognized on the consolidated balance sheets (as described below)	$(249)	$(107)

The following table summarizes the assets and liabilities reflected on the Company’s balance sheets for pension benefits as of December 31, 2003 and 2002 (in millions):

	2003	2002
Prepaid benefit cost	$288	$283
Accrued benefit liability	(1,116)	(1,113)
Intangible asset	32	35
Accumulated other comprehensive income	547	688

Net amount recognized	$(249)	$(107)

The accumulated benefit obligation for all defined benefit pension plans was $5,697 million and $4,321 million at October 31, 2003 and 2002, respectively.

The Company has additional defined benefit retirement plans outside the U.S. not included in the tables above due to their individual insignificance. These plans collectively represent an additional benefit obligation of approximately $30 million and plan assets of approximately $20 million.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $6,055 million, $5,298 million, and $4,410 million, respectively, at December 31, 2003 and $4,714 million, $4,228 million, and $3,401 million, respectively, at December 31, 2002.

The following table provides the components of net periodic pension cost recognized in earnings for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
Service cost	$290	$287	$283
Interest cost	353	277	263
Expected return on plan assets	(339)	(355)	(382)
Amortization of transition obligation	1	1	1
Amortization of prior-service cost	(32)	(32)	(31)
Amortization of net actuarial loss	81	17	8

Net periodic benefit cost	354	195	142
Curtailment loss (gain)	—	(18)	10
Special termination benefit	20	—	—
Settlement loss	—	4	—

Net periodic benefit cost after curtailments and settlements	$374	$181	$152

Prior-service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains or losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

The Company recorded a special termination benefit of $20 million during 2003 related to contractual obligations to its former Chief Executive Officer. The Company recorded a curtailment gain of $18 million and a settlement loss of $4 million during 2002 related to the conversion of one of the international plans to a defined contribution plan. As a result of the termination of the Company’s service contract with the U.K. Government’s Inland Revenue department, the contract’s workforce will transition to the new IT provider in July 2004. The pension liability associated with this workforce will also transition to the new provider, resulting in the recognition of a settlement loss of up to $75 million. The actual amount of the loss will be determined and recognized in the Company’s statement of operations upon final settlement of the obligation, which is expected to occur in late 2004 or early 2005.

At December 31, 2003 and 2002, the Plans’ assets consisted primarily of equity securities and, to a lesser extent, government obligations and other fixed income securities. The U.S. pension plan is a cash balance plan that uses a benefit formula based on years of service, age and earnings. Employees are allocated the current value of their retirement benefit in a hypothetical account. Monthly credits based upon age, years of service, compensation and interest are added to the account. Upon retirement, the value of the account balance is converted to an annuity. Effective January 1, 2000, the Company allowed employees to elect to direct up to 33% of their monthly credits to the EDS 401(k) Plan. The Company contributed $3 million, $6 million and $8 million to the EDS 401(k) Plan related to these elections during the years ended December 31, 2003, 2002 and 2001, respectively. These amounts are not included in net periodic pension cost shown in the table above.

The following table summarizes the weighted-average assumptions used in the determination of the Company’s benefit obligation for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Discount rate at October 31	6.0%	6.4%	6.4%
Rate of increase in compensation levels at October 31	3.3%	3.5%	3.5%

The following table summarizes the weighted-average assumptions used in the determination of the Company’s net periodic benefit cost for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Discount rate at October 31	6.4%	6.4%	6.7%
Rate of increase in compensation levels at October 31	3.5%	3.5%	4.3%
Long-term rate of return on assets at January 1	8.7%	9.6%	9.7%

The expected long-term rate of return for U.S. plan assets at January 1, 2003 was 9.4%. The weighted-average discount rate, rate of increase in compensation levels, and long-term rate of return on assets used to calculate 2004 pension expense will be 6.0%, 3.3% and 8.6%, respectively.

Plan assets for the Company’s U.S. pension plans comprise 55% of the total assets for all plans. The following table provides the weighted-average asset allocation of U.S. plan assets at December 31, 2003 and 2002, by asset category:

	2003	2002
Equity securities	87%	85%
Debt securities	8%	10%
Cash and cash equivalents	5%	4%
Real estate	—	—
Other	—	1%

Total	100%	100%

In determining pension expense recognized in its statements of operations, the Company utilizes an expected long-term rate of return that, over time, should approximate the actual long-term returns earned on pension plan assets. The Company derives the assumed long-term rate of return on assets based upon the historical return of actual plan assets and the historical long-term return on similar asset classes as well as anticipated future returns based upon the asset mix of the plans. Assumed rates of return are based upon a long-term view of the pension investment strategy, which is consistent with the average age of the Company’s workforce and associated average periods until retirement. Accordingly, plan assets are weighted heavily towards equity investments. Equity investments, while susceptible to significant short-term fluctuations, have historically outperformed most other investment alternatives on a long-term basis. The Company utilizes an active management strategy through third-party investment managers to maximize asset returns. As of December 31, 2003, the weighted-average target asset allocation for all plans was 82% equity; 15% fixed income; 1% cash and cash equivalents; 1% real estate; and 1% other. The company expects to contribute $150 million to its U.S. pension plans during 2004, all of which are discretionary for statutory purposes.

Estimated benefit payments, which include amounts to be earned by active plan employees through expected future service for U.S. pension plans over the next ten years are: 2004 – $81 million; 2005 – $86 million; 2006 – $92 million; 2007 – $102 million; 2008 – $114 million; and 2009 through 2013 – $826 million.

In addition to the plans described above, the EDS 401(k) Plan provides a long-term savings program for participants. The EDS 401(k) Plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution. Participants may invest their contributions in various publicly traded investment funds or EDS common stock. The EDS 401(k) Plan also provides for employer-matching contributions, in the form of EDS common stock, which participants may elect to transfer to another investment option within the EDS 401(k) Plan after two years from the date of contribution. During the years ended December 31, 2003, 2002 and 2001, employer-matching contributions totaled $41 million, $39 million and $35 million, respectively.

NOTE 14:	COMMITMENTS AND RENTAL EXPENSE

Total rentals under cancelable and non-cancelable leases of tangible property and equipment, including amounts relating to discontinued operations, included in costs and charged to expenses were $960 million, $919 million and $954 million for the years ended December 31, 2003, 2002 and 2001, respectively. Commitments for rental payments under non-cancelable operating leases of tangible property and equipment net of sublease rental income are: 2004 – $428 million; 2005 – $380 million; 2006 – $274 million; 2007 – $200 million; 2008 – $149 million; and all years thereafter – $503 million.

The Company has signed certain service agreements with terms of up to ten years with certain vendors to obtain favorable pricing and commercial terms for services that are necessary for the ongoing operation of its business. These agreements relate to software and telecommunications services. Under the terms of these agreements, the Company has committed to contractually specified minimums over the contractual periods. The contractual minimums are: 2004 – $732 million; 2005 – $492 million; 2006 – $449 million; 2007 – $451 million; 2008 – $400 million; and all years thereafter – $1.1 billion. Amounts paid under these agreements were $1,364 million, $762 million and $561 million during the years ended December 31, 2003, 2002 and 2001, respectively. To the extent that the Company does not purchase the contractual minimum amount of services, the Company must pay the vendors the shortfall. The Company believes that it will meet the contractual minimums through the normal course of business.

NOTE 15:	CONTINGENCIES

During 2003, the Company extended and expanded the securitization facility under which it finances the purchase of capital assets for its NMCI contract. The facility, originally established in 2001, was amended to, among other things, increase availability thereunder from $600 million to $900 million and extend the term from 2005 to 2007 to be more consistent with the term of the NMCI contract. Under the terms of this facility, the Company finances the purchase of capital assets for the NMCI contract by selling certain financial assets resulting from that contract to a trust (“Trust”) classified as a qualifying special purpose entity for accounting purposes. At December 31, 2003, the Trust had external borrowings of $728 million and the Company’s beneficial interest was $264 million. The aggregate dollar values of assets purchased under the securitization facility were $668 million, $109 million and $147 million, respectively, during the years ended December 31, 2003, 2002 and 2001. The facility used for such borrowings is subject to annual renewal in October of each year, with a repayment period of up to 36 months for outstanding borrowings in the event of non-renewal, and terminates in April 2007. A non-renewal does not trigger recourse to the Company, but would preclude additional financial asset purchases by the Trust. The Company has no effective control over the activities of the Trust, and it is legally isolated from the Company.

Client payments are made directly to the Trust, with the excess of the amounts due then paid to the Company. If the client does not make the required payments under the NMCI contract, the Company is not obligated to acquire the underlying assets except upon receipt of notification of the client’s intention to terminate the contract due to the Company’s performance default or the material inaccuracy of certain representations made by the Company. Certain events give the Trust’s lenders the right to require all client contract payments be retained in the Trust’s account and used to repay external borrowings. These events include the cancellation of the NMCI contract by the client, the Company’s breach of any payment obligation or of any covenant under the facility, a material adverse change in the Company’s operations that materially adversely affects its ability to perform its duties under the transaction documents, the Company’s failure to be in compliance with the financial covenants in its credit facilities, or client payments under the NMCI contract falling below minimum levels. The Company is obligated to pay any remaining amounts due and not collected through contract payments approximately 180 days (90 days in certain circumstances) after termination of the NMCI contract. The Company considers the likelihood of the occurrence of any of these events to be remote.

In connection with certain service contracts, the Company may arrange a client supported financing transaction (“ CSFT”) with a client and an independent third-party financial institution or its designee. Under CSFT arrangements, the financial institution finances the purchase of certain IT-related assets and simultaneously leases those assets for use in connection with the service contract.

In the CSFT, all client contract payments are made directly to the financial institution providing the financing. After the predetermined monthly obligations to the financial institution are met, the remaining portion of the customer payment is made available to the Company. If the client does not make the required payments under the service contract, under no circumstances does the Company have an ultimate obligation to acquire the underlying assets unless nonperformance under the service contract would permit its termination, or the Company fails to comply with certain customary terms under the financing agreements, including, for example, covenants the Company has undertaken regarding the use of the assets for their intended purpose. The Company considers the likelihood of its failure to comply with any of these terms to be remote. In the event of nonperformance under applicable contracts which would permit their termination, the Company would have no additional or incremental performance risk with respect to the ownership of the assets, because it would have owned or leased the same or substantially equivalent assets in order to fulfill its obligations under its service contracts. Performance under the Company’s service contracts is generally measured by contract terms relating to project deadlines, IT system deliverables or level-of-effort measurements.

The aggregate dollar values of assets purchased under the Company’s CSFT arrangements were $72 million, $212 million and $417 million, respectively, during the years ended December 31, 2003, 2002 and 2001. As of December 31, 2003, an aggregate of $601 million was outstanding under CSFTs yet to be paid by the Company’s clients. The Company believes it is in compliance with performance obligations under all service contracts for which there is a related CSFT and the ultimate liability, if any, incurred in connection with such financings will not have a material adverse effect on its consolidated results of operations or financial position.

In the normal course of business, the Company may provide certain clients, principally governmental entities, with financial performance guarantees, which are generally backed by standby letters of credit or surety bonds. In general, the Company would only be liable for the amounts of these guarantees in the event that nonperformance by the Company permits termination of the related contract by the Company’s client, which the Company believes is remote. At December 31, 2003, the Company had $352 million outstanding standby letters of credit and surety bonds relating to these performance guarantees. The Company believes it is in compliance with its performance obligations under all service contracts for which there is a financial performance guarantee, and the ultimate liability, if any, incurred in connection with these guarantees will not have a material adverse effect on its consolidated results of operations or financial position. In addition, the Company had $77 million of other financial guarantees outstanding at December 31, 2003 relating to indebtedness of others.

Some of the Company’s client contracts require significant investment in the early stages which is recovered through billings over the life of the respective contracts. These contracts often involve the construction of new computer systems and communications networks and the development and deployment of new technologies. Substantial performance risk exists in each contract with these characteristics, and some or all elements of service delivery under these contracts are dependent upon successful completion of the development, construction and deployment phases. The Company currently is performing construct activities on 13 contracts and, in most cases, concurrently providing various IT services using the legacy IT systems acquired from the clients. At December 31, 2003, the Company had net deferred contract and set-up costs of $870 million and other assets, including prepaid expenses, equipment and software, of $1.4 billion associated with these contracts, the most significant of which is the NMCI contract. Some of these contracts, including the NMCI contract and another commercial contract discussed below, have experienced delays in their development and construction phases, and certain milestones have been missed. The Company is currently in discussions with the Department of the Navy and the other commercial client regarding modification of deployment schedules and contract terms. While the Company believes it can deliver the required systems and services and its net assets at December 31, 2003 for each of these contracts will be recovered over their respective terms, significant further delays in development and construction, or termination or significant amendment of the respective contract, could result in a material impairment of a portion of the associated assets.

The Company has previously referred to a significant commercial contract under which it provides various IT services using the legacy IT systems acquired from the client while developing and deploying a new IT system dedicated to that client. At December 31, 2003, the Company had invested net assets of approximately $150 million, including receivables, prepaid expenses, equipment, deferred contract costs, software and accrued liabilities, associated with this contract. These assets are expected to be recovered through cash flows from the contract over its remaining term. This contract has experienced delays in its development and construction phases, and milestones in the contract have been missed. The client has indicated that it believes the Company is in default of its obligations and that the contract is subject to termination by the client. Throughout the contract period the Company has been negotiating with the client to resolve critical issues, including those associated with the pricing and technical specifications for the new IT system. These issues remain unresolved. As a result, the Company believes material portions of the contract may have become unworkable in that the original intent of the parties as to pricing and other essential terms is being frustrated. If the Company is able to reach a negotiated solution with the client, it expects that would occur during the first half of 2004. If a negotiated solution cannot be reached, the parties may each seek appropriate legal remedies to resolve these issues, including the possible discontinuation of the relationship. In such event, the contract could be terminated and legal recourse pursued. This may result in losses that could be material. It is possible that even if the parties reach a negotiated solution, the impact of that agreement could result in an impairment of some of the associated assets. Any impairment of associated assets related to this contract could be material.

The Company’s service contracts with clients contain rights and performance obligations of both parties. From time to time, the Company is required to take appropriate actions to enforce its rights under its client service contracts and ensure recoverability of associated assets. During 2002, the Company instituted appropriate legal action to ensure recoverability of approximately $56 million of net assets associated with a service contract terminated by the Company due to a default by the client. The Company believes the recovery of these assets is probable.

In July 1998, the Company converted its U.S. Retirement Plan benefit formula to a cash balance benefit formula. The Company believes that cash balance plans are legal and do not violate age discrimination laws. However, in July 2003, the U.S. District Court for the Southern District of Illinois ruled that IBM’s cash balance conversion violated the age discrimination provisions of the Employee Retirement Income Security Act (“ERISA”). IBM has announced it will appeal the decision. Based on the Company’s understanding of the facts associated with the case, the Company believes this decision will ultimately be overturned and cannot currently estimate the financial impact of any adverse ruling on this matter. No legal proceedings have been commenced to date alleging that the Company’s U.S. Retirement Plan is age discriminatory.

The Company and certain of its former officers are defendants in numerous purported shareholder class action suits filed from September through December 2002 in response to its September 18, 2002 earnings pre-announcement, publicity about certain equity hedging transactions that it had entered into, and the drop in the price of EDS common stock. The cases allege violations of various federal securities laws and common law fraud based upon purported misstatements and/or omissions of material facts regarding the Company’s financial condition. In addition, five purported class action suits were filed on behalf of participants in the EDS 401(k) Plan against the Company, certain of its current and former officers and, in some cases, its directors, alleging the defendants breached their fiduciary duties under ERISA and made misrepresentations to the class regarding the value of EDS shares. The Company’s motions to centralize all of the foregoing cases in the U.S. District Court for the Eastern District of Texas have been granted.

Representatives of two committees responsible for administering the EDS 401(k) Plan notified the Company of their demand for payment of amounts they believe are owing to plan participants under Section 12(a)(1) of the Securities Act of 1933 (the “Securities Act”) as a result of an alleged failure to register certain shares of EDS common stock sold pursuant to the plan during a period of approximately one year ending on November 18, 2002. The committee representatives have asserted that plan participants to whom shares were sold during the applicable period are entitled to receive a return of the amounts paid for the shares, plus interest and less any income received, upon tender of the shares to EDS. The Company believes it can assert arguments and defenses that could significantly reduce or eliminate any liability. However, some of the legal principles involved in these arguments and defenses are subject to significant uncertainties.

On July 7, 2003, the lead plaintiff in the consolidated securities action described above and the lead plaintiffs in the consolidated ERISA action described above each filed a consolidated class action complaint. The amended consolidated complaint in the securities action alleges violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 thereunder and Section 20(a) of the Exchange Act. The plaintiffs allege that the Company and certain of its former officers made false and misleading statements about the financial condition of EDS, particularly with respect to the NMCI contract and the accounting for that contract. The class period is alleged to be from February 7, 2001 to September 18, 2002. The consolidated complaint in the ERISA action alleges violation of fiduciary duties under ERISA by some or all of the defendants and violation of Section 12(a)(1) of the Securities Act by selling unregistered EDS shares to plan participants. The named defendants are EDS and, with respect to the ERISA claims, certain current and former officers of EDS, members of the Compensation and Benefits Committee of its Board of Directors, and certain current and former members of the two committees responsible for administering the plan. The Company’s motions to dismiss the consolidated securities action and the consolidated ERISA action were denied by the U.S. District Court for the Eastern District of Texas on January 13, 2004 and February 3, 2004, respectively. The Company intends to defend these actions vigorously. As these actions are in an early stage, the Company is not able to determine the actual impact on it or its consolidated financial statements.

In addition, there are three derivative complaints filed by shareholders in the District Court of Collin County, Texas against the Company’s directors and certain former officers and naming EDS as a nominal defendant. The actions allege breach of fiduciary duties, abuse of control and gross mismanagement based upon purported misstatements and/or omissions of material facts regarding the Company’s financial condition similar to those raised in the purported class actions described above. These cases have been consolidated into a single action in the District Court of Collin County, Texas. This action will be defended vigorously. As this action is in an early stage, the Company is not able to determine the actual impact on its consolidated financial statements.

On February 25, 2004, a derivative complaint was filed by a shareholder against certain current and former directors of the Company in the U.S. District Court for the Eastern District of Texas. The plaintiff relies upon substantially the same factual allegations as the consolidated securities action discussed above. However, the plaintiff brings the suit on behalf of EDS against the named defendants claiming that they breached their fiduciary duties by failing in their oversight responsibilities and by making and/or permitting material, false and misleading statements to be made concerning the Company’s business prospects, financial condition and expected financial results which artificially inflated its stock and resulted in numerous class action suits. Plaintiff seeks contribution and indemnification from the defendants for the claims and litigation resulting from the defendants’ alleged breach of their fiduciary duties. This action will be defended vigorously. As this action is in an early stage, the Company is not able to determine the actual impact on its consolidated financial statements.

The SEC staff is conducting a formal investigation relating to the Company’s purchase and settlement of forward contracts in connection with its program to manage the future stock issuance requirements of its employee stock incentive plans, customer contracts that contain prepayment provisions, and the events leading up to its third quarter 2002 earnings guidance announcement. The SEC staff has also requested certain documents related to the Company’s NMCI contract, including information regarding the write-off of deferred costs related to that contract in the fourth quarter of 2003. The investigation is ongoing and the Company will continue to cooperate with the SEC staff. The Company is unable to predict the outcome of the investigation, the SEC’s views of the issues being investigated or any action that the SEC might take.

There are other various claims and pending actions against the Company arising in the ordinary course of its business. Certain of these actions seek damages in significant amounts. The amount of the Company’s liability on claims and pending actions at December 31, 2003 was not determinable. However, in the opinion of management, the ultimate liability, if any, resulting from the aforementioned contingencies will not have a material adverse effect on the Company’s consolidated results of operations or financial position.

NOTE 16:	ACQUISITIONS

On August 16, 2002, the Company acquired the managed hosting business of Loudcloud, Inc. (now known as Opsware Inc.) for $63.5 million in cash. In addition, the Company entered an agreement to license its Web hosting automation software Opsware™ for a fee of $52.0 million over three years. The acquisition and licensing agreement strengthen the Company’s position in the Web hosting market and provide a foundation for automation of service delivery and applications management.

On August 31, 2001, the Company acquired all of the outstanding capital stock of SDRC for $840 million in cash, net of cash acquired. SDRC offers software and services in mechanical design, product data management and business integration. On September 28, 2001, the Company acquired the 14% publicly held minority interest in its consolidated UGS PLM subsidiary for $174 million in cash. The Company combined UGS and SDRC to create the UGS PLM Solutions subsidiary to deliver integrated technology and services supporting the entire lifecycle of a product. The formation of UGS PLM Solutions created a single source for fully serviced product lifecycle management solutions for the manufacturing industry.

On July 3, 2001, the Company acquired a controlling interest in Systematics AG, a German IT services company. The aggregate purchase price for such interest was $533 million comprised of $399 million in cash and $134 million in EDS stock (2.1 million common shares). Systematics provided customer relationship management, enterprise resource planning, digital value chain and systems integration services. The acquisition deepened the Company’s penetration in key industry segments such as finance, government, insurance and telecommunications. A remaining minority interest was acquired in 2002 for an immaterial amount.

On July 2, 2001, the Company acquired the airline infrastructure outsourcing business and internal IT infrastructure assets of Sabre Holdings Corporation for $676 million in cash. Sabre’s airline infrastructure outsourcing business includes contracts with American Airlines, US Airways and other airline and transportation industry clients. The acquisition makes the Company a leading provider of global IT infrastructure services to the airline industry and expands the Company’s presence in strategic infrastructure outsourcing.

In connection with the acquisitions of SDRC and the minority interest in UGS, the Company recorded pre-tax charges relating to the write-off of acquired in-process R&D totaling $86 million. At the respective dates of these acquisitions, the in-process R&D projects had not yet reached technological feasibility and had no alternative future use if their development was not successfully completed. The development projects generally included enhancements and upgrades to existing technology, enhanced communication among systems, introduction of new functionality and the development of new technology primarily for integration purposes. The SDRC development projects ranged from 50% to 80% complete and the UGS development projects ranged from 20% to 60% complete at their respective acquisition dates. The value of the in-process R&D was calculated using a discounted cash flow analysis of the anticipated income stream of the related product sales. The projected net cash flows were discounted using a weighted-average cost of capital between 21% and 30% for the SDRC projects and between 27% and 39% for the UGS projects based upon an analysis of the weighted-average cost of capital for publicly traded companies within the software industry, the stage of completion of each of the projects, costs and complexity of the work completed to date and to be completed, and other risks associated with completing the development. All projects were completed in 2002.

The purchase prices of the Sabre, Systematics, SDRC and UGS acquisitions were allocated to the estimated fair values of assets acquired and liabilities assumed based on management’s estimates and appraisals. The excess purchase price over the fair value of net assets acquired was allocated to goodwill in the Outsourcing and UGS PLM Solutions segments in the amounts of $1,012 million and $840 million, respectively. Approximately $370 million of the goodwill is expected to be deductible for income tax purposes. Approximately $200 million assigned to goodwill for these acquisitions was subject to amortization in 2001 (see Note 6).

The following table summarizes the purchase price allocation and the weighted-average useful life of intangibles for the aforementioned acquisitions in 2001 (dollars in millions; life in years):

	Amount	Intangibles Weighted- Average Useful Life
Working capital	$(292)
Fixed assets	206
Intangibles:
Customer accounts	247	12.0
Tradename	8	1.0
Software	131	3.9
Acquired in-process research and development	86
Goodwill	1,852

Purchase price paid, net of cash acquired	$2,238

The following table is prepared on a pro forma basis for the year ended December 31, 2001 as though the Sabre, Systematics and SDRC businesses and the UGS PLM minority interest had been acquired as of the beginning of the period presented, after including the estimated impact of certain adjustments such as amortization of intangibles and interest expense. Impact of the Loudcloud acquisition has been excluded from the pro forma amounts as such impact is not material. The pro forma amounts exclude the charge for acquired in-process research and development and other acquisition-related costs, and amortization expense related to goodwill resulting from acquisitions completed subsequent to June 30, 2001 (unaudited; in millions except per share amounts):

2001
Revenues	$22,125
Income before cumulative effect of a change in accounting principle	1,469
Net income	1,445
Basic earnings per share of common stock	$3.07
Diluted earnings per share of common stock	2.98

The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combining the operations.

The consolidated financial statements include the operations of Sabre, SDRC and Systematics since the respective dates of each acquisition. The Company made various other acquisitions during the years ended December 31, 2003, 2002 and 2001, none of which had a material effect on the Company’s financial position or results of operations during the periods presented.

NOTE 17:	DISCONTINUED OPERATIONS

The Company entered into a definitive agreement on March 12, 2004 to sell a 100% equity interest in its UGS PLM Solutions subsidiary for $2.05 billion. The Company had previously announced its intention to sell all or part of UGS PLM Solutions in connection with its efforts to focus on its core IT outsourcing business. Following is a summary of assets and liabilities of UGS PLM Solutions at December 31, 2003 and 2002 which are reflected in the consolidated balance sheets as “held for sale” (in millions):

	2003	2002
Accounts receivable, net	$228	$256
Prepaids and other	26	25
Property and equipment, net	40	51
Investments and other assets	7	4
Goodwill	970	968
Other intangibles, net	225	222
Deferred income taxes	43	—

Assets held for sale	$1,539	$1,526

Accounts payable	$13	22
Accrued liabilities	109	108
Deferred revenue	98	88
Income taxes	33	(8)
Pension benefit liability	5	—
Minority interests and other long-term liabilities	4	—

Liabilities held for sale	$262	$210

During 2003, the Company sold its Technology Solutions and subscription fulfillment businesses for combined cash proceeds of $6 million. During 2002, the Company sold its Consumer Network Services (“CNS”) unit for cash proceeds of $323 million ($301 million net of cash retained by the divested business). The net results of the businesses through the respective dates of sale, including a loss of $9 million, net of income taxes, in 2003 and a net gain of $87 million, net of income taxes, in 2002, are included in income (loss) from discontinued operations in the consolidated statements of operations. Income (loss) from discontinued operations also includes the net results of UGS PLM Solutions. Technology Solutions, subscription fulfillment and CNS were included in the Company’s Outsourcing segment. Total assets and liabilities of the Technology Solutions and subscription fulfillment businesses at December 31, 2002 were not material.

Following is a summary of income from discontinued operations for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
Revenues	$1,013	$1,282	$1,246
Costs and expenses	866	1,109	1,250
Operating income	147	173	(4)
Other income (expense)	—	(6)	(7)

Income from discontinued operations before income taxes	$147	$167	$(11)

NOTE 18:	SUPPLEMENTARY FINANCIAL INFORMATION

The following summarizes supplemental financial information, including amounts pertaining to discontinued operations, for the years ended December 31, 2003, 2002 and 2001 (in millions):

	2003	2002	2001
Interest expense	$(301)	$(258)	$(245)
Interest income and other	35	(89)	32
Reclassification of investment gain from equity	—	—	315

Total other income (expense)	$(266)	$(347)	$102

Depreciation of property and equipment (including capital leases)	$1,044	$990	$948
Intangible asset and other amortization	619	453	534
Deferred cost amortization and charges	866	—	—
Cash paid for:
Income taxes, net of refunds	346	267	393
Interest	289	305	189

NOTE 19:	RESTRUCTURING ACTIVITIES AND OTHER

The following table summarizes activity in the restructuring accruals for the years ended December 31, 2003, 2002 and 2001 (in millions):

	Employee Separations	Exit Costs	Total
Balance at December 31, 2000	$119	$26	$145
Amounts utilized	(88)	(13)	(101)

Balance at December 31, 2001	31	13	44
Amounts utilized	(10)	(5)	(15)

Balance at December 31, 2002	21	8	29
2003 activity	248	4	252
Amounts utilized	(99)	(3)	(102)

Balance at December 31, 2003	$170	$9	$179

During the second quarter of 2003, the Company began implementation of an initiative to reduce its costs, streamline its organizational structure and exit certain operating activities. These efforts are designed to improve the Company’s cost competitiveness and involve the elimination of excess capacity, primarily in Europe, and the consolidation of back-office capabilities. The Company plans to complete the initiative in 2004 and estimates a total of approximately 5,200 employees will be involuntarily terminated pursuant to the initiative, consisting of individuals employed throughout the Company in managerial, professional, clerical, consulting and technical positions. As a result of the initiative, the Company recorded restructuring charges of $252 million during the year ended December 31, 2003, consisting of $248 million resulting from the involuntary termination of approximately 3,700 employees and executive severance costs, and $4 million resulting from the exit of certain business activities and the consolidation of facilities. In addition, the Company recorded asset write-downs of $36 million during the year ended December 31, 2003.

The following table summarizes the cumulative charges incurred to date and the expected future charges remaining under the 2003 initiative. Virtually all charges resulting from the initiative relate to the Outsourcing segment (in millions):

	Employee Separations	Exit Costs	Total
Cumulative charges incurred through December 31, 2003	$248	$4	$252
Expected future charges	202	3	205

Total expected charges	$450	$7	$457

Restructuring actions contemplated under prior period restructuring plans are essentially complete as of December 31, 2003 with remaining reserves of $17 million comprised primarily of future severance-related payments to terminated employees and future lease payments for exited facilities.

During the first quarter of 2003, the Company recognized a one-time severance charge totaling $48 million related to the termination of employment of its former CEO. This charge was comprised of a $12 million cash payment, a non-cash charge of $16 million associated with previously deferred compensation for 344,000 restricted stock units and retirement benefits with a present value of $20 million.

During the third quarter of 2003, the Company completed the sale of its Credit Union Industry Group (“CUIG”) for $218 million in cash, excluding approximately $10 million of retained receivables, and recognized a $139 million gain on the sale. Such gain is included in restructuring and other in the consolidated statement of operations. The net results of the CUIG business are not included in discontinued operations in the consolidated statements of operations due to the Company’s level of continuing involvement as an IT ser vice provider to the business. CUIG supported approximately 1,000 credit union customers and generated revenues of approximately $160 million in processing and services revenues in 2002.

NOTE 20:	SUBSEQUENT EVENTS

The Company entered into a definitive agreement dated March 12, 2004 to sell a 100% equity interest in its UGS PLM Solutions subsidiary for $2.05 billion. The Company had previously announced its intention to sell all or part of UGS PLM Solutions in connection with its efforts to focus on its core IT outsourcing services business.

NOTE 21:	QUARTERLY FINANCIAL DATA (UNAUDITED)

(in millions, except per share amounts)

	Year Ended December 31, 2003
	First Quarter	Second Quarter(4)	Third Quarter	Fourth Quarter(5)	Year
Revenues	$5,017	$5,061	$5,002	$5,503	$20,583
Gross profit (loss) from operations	481	624	450	(36)	1,519
Restructuring and other	48	43	16	84	191
Income (loss) from continuing operations	(23)	73	(20)	(387)	(357)
Income (loss) from discontinued operations	24	15	19	33	91
Cumulative effect on prior years of changes in accounting principles	(1,432)	—	—	—	(1,432)
Net income (loss)	(1,431)	88	(1)	(354)	(1,698)
Basic earnings per share of common stock:
Income (loss) from continuing operations	(0.05)	0.15	(0.04)	(0.81)	(0.75)
Diluted earnings per share of common stock:
Income (loss) from continuing operations	(0.05)	0.15	(0.04)	(0.81)	(0.75)
Cash dividends per share of common stock	0.15	0.15	0.15	0.15	0.60

	Year Ended December 31, 2002(1) (2)
	First Quarter	Second Quarter(3)	Third Quarter(3)	Fourth Quarter(3)	Year
Revenues	$5,016	$5,146	$5,101	$5,237	$20,500
Gross profit from operations	927	857	658	859	3,301
Restructuring and other	—	—	—	(3)	(3)
Income from continuing operations	321	277	88	228	914
Income (loss) from discontinued operations	33	39	(2)	132	202
Net income	354	316	86	360	1,116
Basic earnings per share of common stock:
Income from continuing operations	0.67	0.58	0.58	0.48	1.91
Diluted earnings per share of common stock:
Income from continuing operations	0.65	0.56	0.58	0.47	1.87
Cash dividends per share of common stock	0.15	0.15	0.15	0.15	0.60

(1)	The Company adopted a new method of accounting for revenue recognition on long-term contracts effective January 1, 2003. Amounts for 2002 are reported in accordance with the Company’s previous method of accounting for revenue recognition. Revenues for the first, second, third and fourth quarters of 2002 were $4,663 million, $4,761 million, $4,724 million and $5,125 million, respectively, on a comparable pro forma basis as if the aforementioned accounting change had been applied to all contracts at inception. Net income (loss) for the first, second, third and fourth quarters of 2002 were $197 million, $66 million, $(105) million and $302 million, respectively, on a comparable pro forma basis as if the aforementioned accounting change had been applied to all contracts at inception.
(2)	Restated to reflect Technology Solutions and UGS PLM Solutions as discontinued operations (see Note 17).
(3)	Includes pre-tax amounts of $101 million, $107 million and $26 million, respectively, in the second, third and fourth quarters of 2002 for reserves and asset write-downs associated with the bankruptcies of MCI, US Airways and United Airlines.
(4)	Includes a pre-tax credit of $98 million reversing a portion of charges taken in 2002 related to the MCI bankruptcy.
(5)	Includes a pre-tax charge of $559 million to write-down deferred costs related to the NMCI contract.